                           AMENDED AND RESTATED
                             LOAN AGREEMENT



      This Amended and Restated Loan Agreement is made as of the ___ day of June, 1996 by and among DUR-O-WAL, INC., a Delaware corporation, with its principal place of business at 3115 N. Wilke Road, Suite A, Arlington Heights, Illinois 60004 (the "Borrower"), and BANK ONE, DAYTON, N.A. ("Bank One") in its individual capacity and as Bank Agent, with its principal place of business at Kettering Tower, P.O. Box 1103, Dayton, Ohio 45401-1103, BANK OF AMERICA ILLINOIS ("BOA") in its individual capacity, an Illinois banking corporation with an office located at 231 South LaSalle Street, Chicago, Illinois 60697, and BANK OF AMERICA ILLINOIS in its capacity as Collateral Agent, an Illinois banking corporation with an office located at 231 South LaSalle Street, Chicago, Illinois 60697.

                                 RECITALS

      A. As of October 16, 1995, the Borrower and Bank One entered into a Loan Agreement and various ancillary and related agreements, with respect to a Five Million Dollar ($5,000,000) revolving credit facility (the "Original Credit Facility") which facility was guaranteed by Dayton Superior Corporation ("DSC").

      B. The parties intend to modify and amend the Original Credit Facility by the execution of this Agreement so as to (i) add BOA as a co-lender with Bank One, (ii) maintain the revolving credit facility at Five Million Dollars ($5,000,000), (iii) provide for a term loan facility in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000), (iv) modify various pricing terms, and (v) modify and amend various other matters as more full set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:



                                  ARTICLE 1

                                 DEFINITIONS

      1.1 CAPITALIZED TERMS. As used in this Agreement the following capitalized terms shall have the following meanings:

       "Accumulated Funding Deficiency" means an "accumulated funding deficiency" as defined in Section 302 of ERISA or Section 412(a) of the Code.

      "Advance" means a borrowing and disbursement of the Revolving Credit Loan.

      "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Borrower. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. All of Borrower's parent corporations and subsidiary corporations shall be deemed to be affiliates of Borrower for purposes of this Agreement.

      "Agents" means the Bank Agent and the Collateral Agent.

      "Aggregate Commitment" means the aggregate of the Commitments of the Banks hereunder.

      "Agreement" means this Amended and Restated Loan Agreement, as it may be amended or modified and in effect from time to time.

      "Authorized Officer" means any of the President, Vice President Finance, or any officer of the Borrower authorized by its Board of Directors, acting singly.

      "Bank Agent" means Bank One, in such capacity, and not in its individual capacity as a Bank, and any successor appointed pursuant to Section 9.

      "Bank One" means Bank One, Dayton, N.A., its successors and assigns.

      "BOA" means Bank of America Illinois, its successors and assigns.

      "Banks" means BOA and Bank One and their respective successors and assigns.

      "Borrower" means Dur-O-Wal, Inc..

      "Borrowing Base Certificate" is defined in Section 2.1(e).

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Borrowing Notice" is defined in Section 2.6(a).

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Libor Rate Advances, a day other than Saturday or Sunday on which banks are open for business in Dayton and New York and on which dealings in U.S. dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Dayton.

      "Capitalized Lease" of a Person means any lease of property by such person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

      "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

      "Code" means the Internal Revenue Code of 1986, as amended, and the income tax regulations issued thereunder from time to time.

      "Collateral" means the "Collateral" under and as defined in the Security Documents.

      "Collateral Agent" means BOA, in such capacity, and not in its capacity as a Bank, and any successor appointed pursuant to Section 9.
      "Commitment" means, for each Bank, the obligation of the Bank to make Revolving Credit Loans not exceeding the amount set forth in Section 2.1, as such amount may be modified from time to time.

      "Compliance Certificate" means a compliance certificate in substantially the form of EXHIBIT 1(a) hereto, with appropriate insertions, signed by an Authorized Officer, showing the calculations necessary to determine compliance with this Agreement and stating that no Event of Default or Unmatured Default exists, or if any Event of Default or Unmatured Default exists, describing the nature thereof and any action the Borrower is taking or proposes to take with respect thereto.

      "Consolidated Current Assets" shall mean all assets of the Borrower and its Subsidiaries which may be properly classified as consolidated current assets in accordance with GAAP.

      "Consolidated Current Liabilities" shall mean, as of any date of determination, all liabilities of the Borrower and its Subsidiaries which may be properly classified as consolidated current liabilities in accordance with GAAP.

      "Current Obligations" is defined in Section 6.12.

      "Debt" shall mean all items (on a consolidated basis) which, in accordance with GAAP (as hereinafter defined), would be included in determining total liabilities, as shown on the liability side of Borrower's balance sheet as of the date Debt is to be determined and, in any event, shall include any liability secured by a mortgage, pledge, lien, or security interest on property owned or acquired, whether or not such liability shall have been assumed, and guarantees, endorsements (other than for collection in the ordinary course of business), and other contingent obligations in respect of obligations of others. A Capitalized Lease creates Debt for purposes of this definition.

      "Default Rate" means the interest rate determined pursuant to Section 2.9.

      "Dollars" means United States dollars.

      "DSC" means Dayton Superior Corporation, an Ohio Corporation.

      "DSC Loan Agreement" means that certain Amended and Restated Loan Agreement entered into by DSC and the Banks in their individual capacity and in their capacity as Bank Agent and Collateral Agent, as of even date herewith.

      "EBITDA" means Borrower's Net Income (on a consolidated basis) before interest, income taxes, depreciation and amortization. EBITDA will (i) be calculated utilizing the last in-first out method of cost accounting for inventory and (ii) not include any gains recognized by Borrower as earnings which relate to adjustments made by Borrower as a result of the Tax Reform Act of 1986 or any other extraordinary accounting adjustments or non-recurring items of income.

      "Eligible Account Receivable" means an account receivable owned by Borrower as to which the Collateral Agent has a fully perfected first priority security interest and which meet the following requirements at the time it comes into existence and continues to meet such requirements until it is collected in full:

            (a) the account receivable is not more than ninety (90) days old according to the date of its original invoice;

            (b) the account receivable arose from the performance of services or an outright sale of goods by Borrower with such services having been performed or goods having been shipped to the account debtors, and Borrower being in possession of, or having delivered to the Banks, shipping and delivery receipts or other evidence of such performance or shipment;

            (c) the account debtor shall have accepted the goods or services of the Borrower without dispute or claim of any kind;

            (d) the account receivable is not subject to any Lien (other than Liens in favor of the Collateral Agent), and except as set forth herein, Borrower has not made any other assignment thereof nor created any other security interest therein, nor permitted any of its rights therein to be reached by any other attachment, levy, garnishment or other judicial process;

            (e) the account receivable shall be legally enforceable and shall not be subject to set-off, credit, counterclaim, allowance or adjustment by the account debtors (except normal discount allowed for prompt payment, refunds, returns, allowances and warranty obligations in the ordinary course of business (subject to Section 6.14)), nor represent retainage being held by the account debtor, and the account debtors have not returned any of the goods from the sale of which the account receivable arose;

            (f) the account receivable arose in the ordinary course of its business and did not arise from the performance of services or sale of goods to any Affiliate, supplier, or employee of the Borrower;

            (g) none of the transactions underlying or giving rise to the account receivable shall, to the best knowledge of Borrower, violate any applicable state or federal laws or regulations and all documents relating to the account receivable shall be legally enforceable in accordance with their terms;

            (h) no notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower;

            (i) the account debtor shall not have 50% or more of its payment obligations to the Borrower unpaid over 90 days from invoice date;

            (j) if the account debtor is the United States or any department, agency, or instrumentality thereof, the Banks have been so notified and the Borrower has executed any instruments and taken any steps required by the Banks in order that all moneys due or to become due under any such contract shall be assigned to the Banks and notice thereof given to the Government under and in compliance with the Federal Assignment of Claims Act; and

            (k) in the case of an account receivable evidenced by a promissory note, such note shall have been endorsed and delivered to the Collateral Agent;

            (l) the account debtor with respect thereto is a resident or citizen of, and is located within, the United States of America, Canada, or a United States possession, unless the sale of goods giving rise to such account receivable is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Banks; and

            (m) the Banks, in their reasonable discretion, have not deemed the account or the account debtor ineligible.

      "Eligible Inventory" means only items of finished goods inventories, work-in-process, semi-finished goods, and raw materials owned by Borrower as to which the Collateral Agent has a fully perfected first priority security interest, which are valued at the lower of cost or fair market value, determined in accordance with the "first in, first out" cost accounting system, and which meet the following requirements:

            (a) the item consists of finished goods inventories held for sale in the ordinary course of Borrower's business, work-in-process, semi-finished goods, or raw materials used in the manufacture of finished goods inventories, provided, however, that Eligible Inventory shall not include any furniture, fixtures, equipment or machinery, nor any item that is obsolete or not of merchantable quality and condition;

            (b) the item is not subject to any Lien (other than Liens in favor of the Collateral Agent) and Borrower has not made any assignment thereof nor created any security interest therein, nor permitted any of its interest therein to be reached by attachment, levy, garnishment or other judicial process;

            (c) the item is located on property owned or leased by Borrower and is not located in any jurisdiction other than as provided in EXHIBIT A to the Security Agreement or such other locations permitted pursuant to
      Section 12 of the Security Agreement;

            (d) the item has not been sold on a consignment or "sale or return" basis to others;

            (e) the item is not rented to a customer of Borrower, provided, however, that an item shall be treated as Eligible Inventory after termination of the rental arrangement when the item has been returned to Borrower's place of business; provided, further, that such item shall be included in Eligible Inventory at the book value for such item;

            (f) the item is not held by a bailee or warehouseman unless the Banks have received an executed bailee waiver/agreement and accompanying UCC financing statements all in form and substance satisfactory to the Banks;

            (g) the item is located at a processing facility of another Person, to the extent the Collateral Agent has a perfected first security interest in such item and the Collateral Agent has received from such Person an executed waiver/agreement in form and substance satisfactory to the Collateral Agent; and

            (h) the item is not located at a facility for which the Collateral Agent has not received a Landlord's Waiver as contemplated by Section 3.2 of the Agreement.

            (i)   the Banks, in their reasonable discretion, have not deemed the item ineligible.

      "Environmental Compliance and Indemnification Agreement" means the Environmental Compliance and Indemnification Agreement executed by Borrower in favor of the Banks, as the same may be amended or modified and in effect from time to time.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Event of Default" is defined in Section 7.1.

      "Fixed Rate" means the per annum rate of interest (rounded up to the nearest 1/16 of 1%), plus [250 basis points in the event Borrower selects the one year Fixed Rate Interest Period, 275 basis points in the event Borrower selects the two year Fixed Rate Interest Period, or 300 basis points in the event Borrower selects the three year Fixed Rate Interest period] that is determined by dividing: (i) the per annum rate of interest or yield available with respect to United States Treasury Securities with a maturity of equal to the Fixed Rate Interest Period selected by Borrower in an aggregate amount comparable to the amount outstanding as to which the determination of the Fixed Rate is being made at or about 10:00 A.M. New York time [or such later time as near to 10:00 A.M. New York time as is reasonably practicable, if the Bank does not establish such rate at or about 10:00 A.M. New York time] two (2) Business Days immediately prior to the first day of the related Fixed Rate Interest Period; all as conclusively determined in good faith by the Bank Agent, such rate to be rounded up, if necessary, to the nearest whole multiple of 1/100 of 1%; by (ii) a percentage equal to one hundred percent (100%) minus the maximum stated rate of all Reserve Requirements as specified in Regulation D of the Board of Governors of the Federal Reserve System, including, without limitation, any marginal, emergency, supplemental, special or other reserves, that would be applicable to any member bank of the Federal Reserve System during such Fixed Rate Period in respect of a Treasury in an amount comparable to the amount bearing interest at the Fixed Rate and with a term equal to the Fixed Rate Interest Period selected by Borrower.

      "Fixed Rate Option" means the right of Borrower exercisable as set forth in Section 2.8 hereof, to have the interest rate applicable to all or a portion of the Term Loan computed based on a Fixed Rate.

      "Fixed Rate Interest Period" means, with respect to all or a portion of the Term Loan, a period of one, two, or three years commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Fixed Rate Period would end on a day which is not a Business Day, such Fixed Rate Period shall end on the next successive Business Day. The Fixed Rate Interest Period shall not extend beyond the Termination Date.

      "Fixed Rate Prepayment Premium" means for the prepaid portion of the Term Loan as to which the Borrower has selected the Fixed Rate Option, the amount, if any, by which (a) the present value as of the prepayment date of all payments of principal and interest scheduled to be paid with respect to the portion of the Term Loan being prepaid during the period from the prepayment date through the end of the applicable Fixed Rate Interest Period, exceeds (b) the total principal scheduled to be paid with respect to the portion of the Term Loan being prepaid during the remainder of such Fixed Rate Interest Period. The present value of each such scheduled payment of principal and interest shall be calculated by using the number of months (including any fraction of a month) from the prepayment date to the scheduled payment date, and a discount rate which, when compounded monthly, is equivalent to the Applicable Treasury Rate. As used herein, "Applicable Treasury Rate" means, as of any prepayment date, the average "ask yield" per annum for U.S. Government bonds and notes maturing in the calendar month in which the applicable Fixed Rate Interest Period ends (or if none matures in such month, the next preceding month in which any such bonds or notes mature), as reported in the WALL STREET JOURNAL five (5) business days prior to such prepayment date, or if no longer reported in the WALL STREET Journal, in another similar daily publication reporting such yields.

      "GAAP" means Generally Accepted Accounting Principles.

      "Interest Period" means a Libor Interest Period or a Fixed Rate Interest Period.

      "Investment" of a Person means any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, notes, debentures or other securities of any other Person made by such Person.

      "Lending Installation" means any office, branch, subsidiary or affiliate of any Bank or Agent.

      "Libor Interest Period" means, with respect to a Libor Rate Advance, a period of one, two, three, four, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Libor Interest Period would end on a day which is not a Business Day, such Libor Interest Period shall end on the next succeeding Business Day.

      "Libor Rate" means the per annum rate of interest (rounded up to the nearest 1/16 of 1%), plus the Libor Spread, that is determined by dividing: (i) the per annum rate of interest that is offered for deposits in United States Dollars ("Dollars") in immediately available funds in an aggregate amount comparable to the amount outstanding as to which the determination of the Libor Rate is being made and for periods comparable to the Libor Interest Period selected by Borrower to the Bank Agent by other prime banks in the London interbank market, selected by the Bank Agent in the Bank Agent's discretion, at or about 10:00 A.M. New York time [or such later time as near to 10:00 A.M. New York time as is reasonably practicable, if the Bank Agent does not establish such rate at or about 10:00 A.M. New York time] two (2) Business Days immediately prior to the first day of the related Libor Interest Period; all as conclusively determined in good faith by the Bank Agent, such rate to be rounded up, if necessary, to the nearest whole multiple of 1/100 of 1%; by (ii) a percentage equal to one hundred percent (100%) minus the maximum stated rate of all Reserve Requirements as specified in Regulation D of the Board of Governors of the Federal Reserve System including, without limitation, any marginal, emergency, supplemental, special or other reserves, that would be applicable to any member bank of the Federal Reserve System during such Libor Interest Period in respect of eurocurrency or eurofunding lending or liabilities.

      "Libor Rate Advance" means an Advance which bears interest at the Libor Rate for a particular Libor Rate Interest Period.

      "Libor Rate Option" means the option of Borrower, exercisable as set forth in Sections 2.7 and 2.8 hereof, to have the interest rate under the Notes computed based upon the Libor Rate, in the case of the Revolving Credit Notes, and the Term Loan Libor Rate, in the case of the Term Notes.

      "Libor Spread" means (i) 225 basis points (2.25%) if, as of the Measuring Date (as hereinafter defined), the ratio of Borrower's EBITDA to interest expense is greater than 2.00 to 1.00 AND the ratio of Borrower's Total Debt to EBITDA is less than 5.00 to 1.00; (ii) 175 basis points (1.75%) if, as of the Measuring Date, the ratio of Borrower's EBITDA to interest expense is greater than 2.50 to 1.00 and the ratio of Borrower's Total Debt to EBITDA is less than
4.00 to 1.00; (iii) 150 basis points (1.50%) if, as of the Measuring Date, the ratio of Borrower's EBITDA to interest expense is greater than 3.00 to 1.00 AND the ratio of Borrower's Total Debt to EBITDA is less than 3.50 to 1.00; (iv) 125 basis points (1.25%) if, as of the Measuring Date, the ratio of Borrower's EBITDA to interest expense is greater than 3.50 to 1.00 AND the ratio of Borrower's Total Debt to EBITDA is less than 3.00 to 1.00; and (v) 100 basis points (1.00%) if, as of the Measuring

Date, the ratio of Borrower's EBITDA to interest expense is greater than 4.00 to
1.00 AND the ratio of Borrower's Total Debt to EBITDA is less than 2.50 to
1.00. In the event Borrower fails to maintain any of the specified combinations of EBITDA to interest expense and Total Debt to EBITDA set forth above as of any Measuring Date, the Libor Spread shall be 275 basis points (2.75%). As used herein, "Measuring Date" shall mean the last day of the fiscal quarter of the Borrower immediately preceding each date of determination of the Libor Spread hereunder. The Libor Spread will be reset quarterly (based on the ratios herein set forth as of the Measuring Date) with such reset Libor Spread in effect for three calendar months beginning on the first day of the third full calendar month after the end of each Measuring Date, and such reset Libor Spread shall be applicable to all outstanding Loans utilizing the Libor Spread and new Advances of the Revolving Credit Loan and conversions of the Term Loan making reference thereto.

      "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, whether consensual or non-consensual, in, of or on any Person's assets or properties in favor of any other Person.

      "Loans" means collectively the Revolving Credit Loan and the Term Loan.

      "Loan Documents" means this Agreement, the Notes and the Security
Documents.

      "Lock Box Agreement" is defined in Section 3.10.

      "Long-Term Debt" means, for any period of determination thereof, the long-term debt of the Borrower as of such date as determined in accordance with GAAP.

      "Material Adverse Effect" means a material adverse effect on the financial condition, properties, results of operations and/or business of the Borrower and its consolidated Subsidiaries.

      " Mortgaged Property" means the real property owned by Borrower and identified in EXHIBIT 1(b).

      "Mortgage" means the Open-End Mortgage, Assignment of Rents and Leases, and Security Agreement granted by Borrower in favor of the Collateral Agent, as the same may be amended or modified and in effect from time to time.

      "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the controlled group is a party to which more than one employer is obligated to make contributions.

      "Net Fixed Assets" means the net book value determined based on Borrower's most recent monthly financial statement of all furniture, fixtures, equipment and real estate owned by Borrower

      "Net Income" means, for any period of determination thereof, the net income of the Borrower, as reflected in the income statement of the Borrower for such period, and as determined in accordance with GAAP.

      "Net Worth" shall be determined in accordance with GAAP.

      "Notes" mean the Amended and Restated Revolving Credit Note, the Revolving Credit Note, and the Term Notes.

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all other obligations of the Borrower to the Bank arising under the Loan Documents.

      "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

      "Permitted Liens" means:

            (a) Liens for taxes, assessments or governmental charges not then due and payable or the validity of which is being contested in good faith; provided the Borrower has adequate reserves set aside for such contest and provided further that no foreclosure actions have been instituted by any such governmental entity;

            (b) Liens arising in connection with court proceedings, provided the execution of such liens is effectively stayed and the underlying action has been appealed or is being contested in good faith and the Borrower has set aside adequate reserves for such court proceedings;

            (c) Liens arising in the ordinary cause of business (including (i) Liens under workmen's compensation and similar laws, (ii) mechanics' and warehousemen's Liens and similar Liens) that are not incurred in connection with the borrowing of money and provided that such Liens will not result in a Material Adverse Effect;

            (d) any Lien incurred in connection with the Agreement and the Loan Documents;

            (e) subject to Section 6.8 and 6.9 of the Agreement, any Lien on any property of any Person existing at the time it becomes a Subsidiary of the Borrower; provided that such lien does not extend to any other assets of the Borrower or its other Subsidiaries;

and provided further that the indebtedness secured by such Lien would be permitted under Section 6.1;

            (f) Liens securing assets acquired or constructed after the date of this Agreement; provided such liens do not exceed fifty percent (50%) of the fair market value of such asset;

            (g) Liens incurred in connection with the borrowing of money not permitted by subsections (e) and (f) above; provided that immediately thereafter the aggregate amount of debt secured by Liens incurred pursuant to this subsection (g) would not exceed 5.0% of Total Capitalization as such term is defined in the Senior Note Agreements; and

            (h) any Lien resulting from renewing, extending or refunding a Lien provided that the principal amount of the Debt secured thereby is not increased and the Lien is not extended to any other property.

      "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

      "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any Subsidiary may have any liability.

      "Prime Based Rate" means a rate per annum equal to the Prime Rate changing when and as the Prime Rate changes.

      "Prime Based Rate Advance" means an Advance which bears interest at the Prime Based Rate for a particular Prime Based Rate Interest Period.

      "Prime Based Rate Interest Period" means any period during which Prime Based Rate Advance is outstanding.

      "Prime Based Rate Option" means the option of Borrower to have interest rate under the Note computed based on the Prime Based Rate.

      "Prime Rate" means a rate per annum announced by the Bank Agent from time to time, as its prime rate of interest for short term, unsecured commercial loans based on its consideration of economic, money market, business, and competitive factors. The Prime Rate is a reference rate for the information and use of the Bank Agent in establishing the actual rate to be charged to its borrower and is not necessarily the Bank Agent's most favored rate. In the event of a change in the Prime Rate, the Prime Based Rate shall be adjusted accordingly as of the date of each such change, it being the intent that the Prime Based Rate shall increase or decrease simultaneously with each increase or decrease in the Prime Rate. Any change in the Prime Based Rate shall become effective automatically without notice to the Borrower.

      "Prohibited Transaction" means a "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code.

      "Rate Option" means the Libor Rate Option, the Fixed Rate Option or the Prime Based Rate Option.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

      "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

      "Reserve Requirement" means, with respect to a Libor Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of the Libor liabilities (in the case of Libor Advances).

      "Revolving Credit Loan" means the Loan in the aggregate amount not to exceed Five Million Dollars ($5,000,000) by the Banks to Borrower as more fully set forth in Section 2.1.

      "Revolving Credit Notes" means collectively the promissory notes made by Borrower in favor of the Banks pursuant to Section 2.1(b) evidencing the Revolving Credit Loan, and any amendment, modification, renewal or replacement of any such note

      "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

      "Security Agreement" means the Amended and Restated Security Agreement of even date herewith made by and between the Collateral Agent and the Borrower, as the same may be amended or modified and in effect from time to time.

      "Security Documents" means the Security Agreement and all other instruments and documents referred to in Article 3, and all other documents executed pursuant to or in connection with any of the foregoing.

      "Senior Debt" means all Debt of the Borrower from time to time reflected as a liability on Borrower's balance sheet, which is not expressly subordinated to the Loans.

      "Senior Notes" means collectively (i) the Smith Barney Senior Notes and
(ii) the Fifteen Million Dollar (15,000,000) 11 3/4% Notes issued by DSC on October 16, 1995.

      "Senior Note Agreements" means the instruments and agreements executed by DSC in connection with the Senior Notes.

      "Shareholders' Equity" means the shareholders' equity, as determined in accordance with GAAP (on a consolidated basis), of the Borrower.

      "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

      "Smith Barney Senior Notes" means the Twenty-Five Million Dollar ($25,000,000) Senior Notes issued by DSC through Smith Barney Shearson, Inc. on May 24, 1994.

      "Subsidiary" means any corporation or other entity the majority of outstanding shares having the ability to elect a majority of the directors of which is at the time owned by the Borrower or another Subsidiary.

      "Tangible Net Worth" shall mean the Borrower's consolidated Net Worth determined in accordance with GAAP, based on a FIFO method of cost accounting for inventory (including the sum of common stock, paid in capital, and earned surplus), LESS (i) employee, officer, or Affiliate accounts receivable, LESS
(ii) all capitalized organizational or closing costs, LESS (iii) the then amount of deferred debt or equity issuance costs and deferred financing costs, LESS (iv) goodwill, LESS (v) investments in any stock, obligations, or securities of, or any other interest in, any Person, LESS (vi) any other asset considered under GAAP as an intangible asset.

      "Term Loan Libor Rate" means the Libor Rate plus 50 basis points (0.50%).

      "Term Loan" means the loan in the aggregate amount of Four Million Five Hundred Thousand Dollars ($4,500,000) by the Banks to Borrower as more fully set forth in Section 2.2.

      "Term Notes" mean collectively the promissory notes made by Borrower in favor of the Banks pursuant to Section 2.2(b) evidencing the Term Loan, and any amendment, modification, renewal or replacement of any such promissory note.

      "Termination Date" means June 16, 2000.

      "Total Debt" means all Debt of Borrower.

      "Unfunded Liabilities" means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Borrower and the Subsidiaries.

      "Unmatured Default" means a circumstance that with the giving of notice, the passage of time, or both, would constitute an Event of Default.

      1.2 OTHER DEFINITIONAL PROVISIONS; CONSTRUCTION. Unless otherwise specified,

            (i)   All terms defined in this Agreement, whether or not defined in
Section 1, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document madeor delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.

            (ii) As used in this Agreement, in any other of the Loan Documents, or in any other certificate, instrument or document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower not defined in this Agreement have the respective meanings given to them in accordance with generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement ("GAAP").

          (iii) References to the Uniform Commercial Code, or UCC, mean as enacted in the particular jurisdictions encompassed by the reference.

            (iv) The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof.

            (v) "Hereunder," "herein," "hereto," "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely.

            (vi) All of the uncapitalized terms contained in the Loan Documents which are defined under the UCC will, unless the context indicates otherwise, have the meanings provided for in the UCC.

      1.3 CALCULATION OF FINANCIAL COVENANTS. All financial statements of Borrower required hereunder and all financial ratios and covenants referred to or agreed to hereunder shall be prepared and/or determined (i) in accordance with GAAP except to the extent otherwise specified in this Agreement (ii) on a consolidated basis with DSC and (iii) in a manner consistent with the immediately preceding like period except for such changes required under GAAP.



                                 ARTICLE 2

                    LOANS, ADVANCES, FEES AND PAYMENTS

      2.1 REVOLVING CREDIT LOAN.

            (a) Subject to, and in accordance with the terms, conditions, and provisions of this Agreement, the Banks will lend and re-lend to the Borrower and the Borrower will borrow and re-borrow from the Banks such amounts as the Borrower may request from time to time (such amounts outstanding under this Section 2.1 from time to time collectively will be designated the "Revolving Credit Loan"), up to a maximum amount outstanding at any one time of Three Million Dollars ($3,000,000) in the case of Bank One and Two Million Dollars ($2,000,000) in the case of BOA, or Five Million Dollars ($5,000,000) in the aggregate for both Banks. The Revolving Credit Loan at all times will be subject to the terms and conditions and made upon the representations and warranties and covenants of the Borrower set forth in this Agreement.

            (b) The Revolving Credit Loan shall be evidenced by promissory notes of the Borrower (collectively, the "Revolving Credit Notes") in the form attached hereto and made a part hereof as EXHIBIT 2.1. The Revolving Credit Loan will bear interest and be repayable in the manner set forth herein and in the Revolving Credit Notes and the Revolving Credit Loan will be subject to all of the terms and conditions specified in the Revolving Credit Notes and in this Agreement.

            (c) Borrower may borrow, repay or prepay, without premium or penalty (subject to Section 2.12 regarding prepayments of Libor Rate Advances), and re-borrow the Revolving Credit Loan under this Agreement.

            (d) Subject to Section 2.1(f) below, the Banks will advance the Revolving Credit Loan in the maximum aggregate amount of Five Million Dollars ($5,000,000) to Borrower based on Borrower's Eligible Accounts Receivable and Eligible Inventory. Subject to Section 2.1(f), the amounts of such Advances outstanding at any one time shall in no event be greater than the sum of (i) eighty-five percent (85%) of Borrower's Eligible Accounts Receivable, (ii) sixty percent (60%) of Borrower's Eligible Inventory, provided, however, that Advances against Eligible Inventory shall not exceed One Million Dollars ($1,000,000).

            (e) On the 15th and 30th day of each month (or, if such day is not a Business Day, on the Business Day next following) the Borrower shall execute and deliver to the Banks a certificate (the "Borrowing Base Certificate") on a form supplied by the Bank Agent, which shall describe in detail the status of the Loan and the status of all Collateral securing the Loan as of the 1st and 15th days of such month, respectively, and shall contain such other information as may be requested by the Banks, from time to time. The Borrower shall execute and deliver to the Banks a Borrowing Base Certificate on more frequent intervals than semi-monthly if there exists any Event of Default or Unmatured Default.

            (f) The amount that the Banks shall be obligated to advance pursuant to this Section 2.1 shall be reduced by the aggregate amount of all letters of credit issued by the Banks for the benefit of Borrower from time to time.

      2.2  TERM LOAN.

            (a) Subject to, and in accordance with the terms, conditions, and provisions of this Agreement, the Banks will lend to the Borrower and the Borrower will borrow from the Banks Two Million Seven Hundred Thousand Dollars ($2,700,000) in the case of Bank One and One Million Eight Hundred Thousand Dollars ($1,800,000) in the case of BOA, or Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate for both Banks, combined (such amounts outstanding under this Section 2.2 from time to time collectively will be designated the "Term Loan"). The Banks shall advance the amount of the Term Loan to the Borrower upon the closing of this Agreement. The Borrower shall not be entitled to reborrow any installment payment or other amount paid by Borrower to the Banks with respect to the Term Loan. The Term Loan at all times will be subject to the terms and conditions and made upon the representations and warranties and covenants of the Borrower set forth in this Agreement.

            (b) The Term Loan shall be evidenced by promissory notes of the Borrower (collectively, the "Term Notes") in the form attached hereto and made a part hereof as EXHIBIT 2.2. The Term Loan will bear interest and be repayable in the manner set forth herein and in the Term Notes and the Term Loan will be subject to all of the terms and conditions specified in the Term Notes and in this Agreement.

            (c) In the event any portion of a Term Loan as to which the Borrower has selected the Fixed Rate, is prepaid, whether voluntarily or involuntarily (including, without limitation, upon the occurrence of an Event of Default under this Agreement or as provided for in Sections 3.6.2 and 3.9 of the Mortgages), prior to the end of the Fixed Rate Interest Period applicable to such Term Loan, such prepayment shall be accompanied by the Fixed Rate Prepayment Premium, together with interest on the amount prepaid.

      2.3TERM LOAN ADJUSTMENTS. Borrower acknowledges and agrees that the Banks will be advancing funds for the Term Loan to Borrower on the basis of assumed values for the Mortgaged Property and certain equipment of Borrower, which are subject to confirmation by certain appraisals which have not yet been completed. The parties anticipate that all appraisals required by the Banks will be obtained within sixty (60) days of the date of this Agreement. In the event seventy percent (70%) of the appraised values (on a fair market value analysis) as set forth in the appraisals is less than Four Million Five Hundred Thousand Dollars ($4,500,000) the Term Loan shall be immediately repaid by Borrower by the amount of such shortfall. The amount of such shortfall shall increase the amount of the outstanding Revolving Credit Loan, and the Borrower may use the Revolving Credit Loan, subject to the provisions of Section 2.1(d) above, to so repay the Term Loan. The failure to obtain appraisals within one hundred twenty (120) days of the date of this Agreement shall be an Event of Default under this Agreement, if such failure is the result of the actions or inactions of Borrower.

      2.4 LETTERS OF CREDIT.

            (a) In addition to cash Advances, as set forth in Section 2.1, Bank Agent agrees to issue up to Three Million Dollars ($3,000,000) of letters of credit for Borrower and/or DSC (on a consolidated basis) as account party for purposes directly related to the purchase of Eligible Inventory, which issuance shall be considered the same as an advance of Revolving Credit Loan proceeds for purposes hereof. The Bank Agent shall not be obligated to issue a letter of credit unless the Banks would be obligated if so requested to make a cash Advance to Borrower under Section 2.1. No such letter of credit shall have an expiration date beyond the Termination Date. The Bank Agent shall send copies of all such letters of credit to the Collateral Agent.

            (b) The Bank Agent may condition any issuance of a letter of credit upon the execution and delivery by Borrower of a reimbursement agreement and such other documents as Bank Agent may require. The Borrower shall at all times protect, indemnify and save harmless the Banks from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, charges, attorneys' fees and other expenses which the Banks may, at any time sustain or incur by reason of or in consequence of or arising out of the issuance of any letter of credit, other than as a result of the Bank Agent's gross negligence or willful misconduct.

            (c) In the event any such letter of credit is drawn upon, the amount paid by the Bank Agent on such draw shall be considered a Prime Based Rate Advance of the Revolving Credit Loan, with the obligation to repay such advance evidenced by the Revolving Credit Notes and secured by the Security Documents. The issuance of any letter of credit shall be subject generally to the same conditions and requirements as set forth herein and, in addition, to such additional conditions and requirements as the Bank Agent in its sole discretion shall deem appropriate from time to time, including the payment of out of pocket costs.

            (d) Each Bank and the Borrower agree that, in paying any drawing under a letter of credit, the Bank Agent shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the letter of credit) or to ascertain or inquire as to the validity of accuracy of any such document or the authority of the Person executing or delivering any such document.

            (e) No Person nor any of the respective correspondents, participants or assignees of the Bank Agent shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any letter of credit related document.

            (f) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any letter of credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have the beneficiary or transferee at law or under any other agreement. No Person, nor any of the respective correspondents, participants or assignee of the Bank Agent shall be liable or responsible for any of the matters described in clauses
(i) through (vii) of Section 2.4(g) below; however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against the Bank Agent, and the Bank Agent may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Bank Agent's willful misconduct or gross negligence or the Bank Agent's willful failure to pay under any letter of credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a letter of credit. In furtherance and not in limitation of the foregoing: (i) the Bank Agent may accept documents that appear on their face to be in order, without responsibility for investigation; and (ii) the Bank Agent shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a letter of credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

            (g) The obligations of the Borrower under this Agreement and any documents related to the issuance of a letter of credit to reimburse the Bank Agent for a drawing under a letter of credit, and to repay any drawing under a letter of credit converted into a Revolving Credit Loan, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other document executed in connection with any letter of credit under all circumstances, including the following:

                  (i) any lack of validity or enforceability of this Agreement or any document related to any letter of credit;

                  (ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any letter of credit or any other amendment or waiver of or any consent to or departure from all or any of the documents related to any letter of credit by any Person;

                  (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any letter of credit (or any Person for whom any such beneficiary or any other such transfer may be acting), the Bank Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the documents related to any letter of credit or any unrelated transactions;

                  (iv)any draft demand, certificate or other document presented under any letter of credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any letter of credit;

                  (v) any payment by the Bank Agent under any letter of credit against presentation of a draft or certificate that does not strictly comply with the terms of any letter of credit; or any payment made by the Bank Agent under any letter of credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any letter of credit, including any arising in connection with any bankruptcy or insolvency proceeding;

                  (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to or departure from any other guarantee by any Person for all or any of the obligations of the Borrower in respect of any letter of credit; or

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

            (h) The Borrower shall pay to the Bank Agent from time to time on demand the normal issuance, presentation amendment and other processing fees, and other standard costs and charges, of the Bank Agent relating to letters of credit as from time to time in effect.

            (i) The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any letter of credit shall (unless otherwise expressly provided in the letters of credit) apply to the letters of credit.

      2.5  EXPIRATION.

            (a) The obligation of the Banks to make Advances pursuant to this Agreement shall expire on the Termination Date.

            (b) The Obligations (regardless of the stated maturity dates of the Notes), shall be immediately due and payable on the Termination Date and upon acceleration of the Obligations pursuant to Article 7 below.

      2.6 FEES.

            (a) FACILITY FEE.  The Borrower agrees to pay to the Bank
Agent a facility fee on the excess of the daily average unused amount of the Aggregate Commitment over the outstanding principal amount of the Revolving Credit Loan (including the stated amount of any letters of credit issued by the Bank Agent for the account of the Borrower), for the period from the date of this Agreement to but excluding the Termination Date, at a rate equal to one-quarter of one percent (.25%) per annum through December 31, 1996 and thereafter at a rate determined based on the following table:

                  Test                                     Facility Fee
                  ----                                     ------------

(a)   (1)   Ratio of Borrower's EBITDA
            to Borrower's total interest
            expense greater than 2.00:1

                        and                                       .375%

      (ii)  Ratio of Borrower's Total Debt
            to Borrower's EBITDA less
            than 5.00:1

(b)   (i)   Ratio of Borrower's EBITDA to
            Borrower's total interest
            expense greater than 2.50:1

                        and                                       . 25%

      (ii)  Ratio of Borrower's Total Debt
            to Borrower's EBITDA less
            than 4.00:1

(c)   (i)   Ratio of Borrower's EBITDA
            to Borrower's total interest
            expense greater than 3.00:1

                        and                                       . 25%

      (ii)  Ratio of Borrower's Total Debt
            to Borrower's EBITDA less
            than 3.50:1

(d)   (i)   Ratio of Borrower's EBITDA
            to Borrower's total interest
            expense greater than 3.50:1

                        and                                       .125%

      (ii)  Ratio of Borrower's Total Debt
            to Borrower's EBITDA less
            than 3.00:1

(e)   (i)   Ratio of Borrower's EBITDA
            to Borrower's total interest
            expense greater than 4.00:1

                        and                                       .125%

      (ii)  Ratio of Borrower's Total Debt
            to Borrower's EBITDA less
            than 2.50:1

Each Test set forth above shall be computed as of the Computation Date. As used herein, "Computation Date" shall mean the last day of the fiscal quarter of the Borrower immediately preceding the date of determination of the Facility Fee hereunder. In the event the Borrower fails to maintain any of the specified combinations of EBITDA to interest expense and Total Debt to EDITDA set forth above as of any Computation Date, the Facility Fee shall be 0.50%. The Facility Fee shall be computed based on a 360 day year. The Facility Fee will be computed quarterly (based on the ratios herein set forth as of the Computation
Date), with such recomputed Facility Fee in effect for three calendar months beginning on the first day of the third full calendar month after the end of each Computation Date. The Facility Fee shall be distributed to the Banks by the Bank Agent ratably in accordance with the respective Commitments of the Banks.

            (b) CLOSING FEE.  The Borrower (or DSC) agrees to pay the Bank
Agent a closing fee of Fifty Thousand Dollars ($50,000) and the Collateral Agent a closing fee of One Hundred Twenty Thousand Dollars ($120,000), on the Closing Date. The payment of the Closing Fee may be allocated between the Borrower and DSC, as determined by the Borrower and DSC.

            (c) AUDIT FEES/CUSTOMARY CHARGES. Borrower shall pay to the Collateral Agent an audit fee of Thirty Thousand Dollars $30,000) per year (on a consolidated basis with DSC) payable annually in advance. The audit fee for the first year shall be paid upon execution of this Agreement. The Borrower will pay the Banks throughout the term of the Loans customary banking charges applicable to all commercial customers. The payment of the audit fees may be allocated between the Borrower and DSC, as may be determined by the Borrower and DSC.

            (d) LETTER OF CREDIT FEES. Borrower shall pay to the Banks a fee determined by multiplying the principal amount of each letter of credit issued by the Bank Agent for Borrower as account party by the lesser of (i) 1.50% or (ii) the then Applicable Libor Spread. Each renewal of an outstanding letter of credit shall be deemed to be an issuance of a letter of credit for this purpose.

      2.7 REVOLVING CREDIT LOAN ADVANCES AND RATE ELECTIONS.

            (a) The Borrower shall give the Bank Agent notice (a "Borrowing Notice") in such form as the Bank Agent may require from time to time of its request for each Advance of the Revolving Credit Loan not later than (i) 12:00 p.m. Dayton time two Business Days prior to the date such Advance is requested to be made if such Advance is to be made as a Libor Rate Advance, and (ii) by 2:00 p.m. on the Business Day the Advance is requested to be made in all other cases, which notice shall specify the amount of the requested Advance, the date of the requested Advance (which shall be a Business Day), whether a Libor Rate Advance or Prime Rate Based

Advance is requested and, in the case of each requested Libor Rate Advance, the Libor Interest Period to be initially applicable to such Advance. The Libor Rate Option shall not be available if the Libor Interest Period sought to be elected would extend beyond the Termination Date.

          (b) Each Advance shall be in the minimum amount of One Hundred Thousand Dollars ($100,000) and in multiples of Ten Thousand Dollars ($10,000) if in excess thereof.

            (c) Subject to the terms and conditions of this Agreement, the proceeds of each such requested Advance shall be made available to the Borrower by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Borrower at the principal office of the Bank.

            (d) The Bank Agent shall immediately provide by facsimile a copy of the Borrowing Notice to each Bank. Each Bank, on the date an Advance is to be made, shall provide to the Bank Agent its pro rata share (based on the Commitments of the Banks) of such Advance in immediately available funds at the principal office of the Bank Agent for disbursement to the Borrower. Unless the Bank Agent shall have received notice from any Bank prior to the making of such Advance under this Section 2.5 that such Bank will not make available to the Bank Agent such Bank's portion of such Advance, the Bank Agent may assume that such Bank has made such portion available to the Bank Agent on the date such Advance is requested to be made in accordance with this Section 2.5. If and to the extent such Bank shall not have so made such portion available to the Bank Agent prior to the making of such Advance, the Bank Agent may (but shall not be obligated to) make such amount available to the Borrower, and such Bank agrees to pay to the Bank Agent upon demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrower by the Bank Agent until the date such amount is repaid to the Bank Agent, at a rate per annum equal to the opening federal funds rate paid by the Bank Agent in its regional federal funds market for overnight borrowings from other banks. If such Bank shall pay such amount to the Bank Agent together with interest, such amount so paid shall constitute a part of the related Loan for purposes of this Agreement. The failure of any Bank to make its portion of any such Loan available to the Bank Agent shall not relieve any other Bank of its obligations to make available its portion of such Advance on the date such Advance is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such portion available to the Bank Agent on the date of any such Advance.

            (e) All Advances made under this Section 2.6 shall be evidenced by the Revolving Credit Notes and all such Advances shall be due and payable and bear interest as provided in the Revolving Credit Notes. The Bank Agent shall maintain computerized records reflecting the date, amount and type of each Advance and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, which records shall constitute prima facie evidence of the information so recorded, PROVIDED, HOWEVER, that failure of the Bank Agent to record, or any error in recording, any such information shall not relieve the Borrower of its obligation to repay the outstanding principal amount of the Notes.

            (f) By notice (a "Continuation/Conversion Notice") delivered to the Bank Agent at or before 12:00 p.m. (Dayton time) on any Business Day, the Borrower may elect, from time to time on not less than three (3) Business Days' notice:

                  (i) that all or any portion of any Advances be converted from Prime Based Rate Advances into Libor Rate Advances; and

                  (ii)on the expiration of the Interest Period applicable to any Libor Rate Advances, that all or any portion of such Advance be continued as Libor Rate Advances, or converted into Prime Based Rate Advances, as the case may be;

     PROVIDED that no portion of the outstanding principal amount of any Advances may be continued as, or be converted into, Libor Rate Advances when any Event of Default or Unmatured Default has occurred and is continuing.

            (g) No Advance may be made or continued as, or converted into, a Libor Rate Advance if, after giving effect to such action, the aggregate principal amount of any Libor Rate Advances having a particular Interest Period is less than One Million Dollars ($1,000,000) in the aggregate or not in a multiple of One Hundred Thousand Dollars ($100,000).

            (h) Notwithstanding anything to the contrary herein, any Advance for which the Libor Rate Option is not effectively elected in accordance with this Agreement, or for which the Libor Rate Option is otherwise prohibited, shall be a Prime Based Rate Advance.

            (i)  All Rate Option notices given by the Borrower to the Bank
Agent shall be in writing in the form of the Borrowing Notice or such other form as the Bank Agent may require from time to time, or a Continuation/Conversion Notice, in such form as the Bank Agent may require from time to time.

      2.8  TERM LOAN RATE ELECTIONS.

            (a) Interest on the Term Loan shall initially be computed at the Term Loan Libor Rate.

            (b) By Notice (a "Term Loan Continuation/Conversion Notice") delivered to the Bank Agent at or before 12:00 p.m. (Dayton time) on any Business Day, the Borrower may elect, from time to time on not less than three
(3) Business Days' notice:

                  (i) that the interest rate applicable to all or a portion of the Term Loan be converted from Prime Based Rate to the Term Loan Libor Rate or the Fixed Rate; and

                  (ii)on the expiration of the Interest Period applicable in the event the Term Loan Libor Rate or the Fixed Rate is applicable, that the interest rate continue to be the Term Loan Libor rate or Fixed Rate, as the case may be, or be converted to be the Fixed Rate or the Term Loan Libor Rate, or the Prime Based Rate as the case may be;

      PROVIDED that the interest rate on the Term Loan may not be continued as, or be converted into, the Term Loan Libor Rate or Fixed Rate when any Event of Default or Unmatured Default has occurred and is continuing.

            (c) Notwithstanding anything to the contrary herein, any Advance for which neither the Libor Rate Option nor the Fixed Rate Option is effectively elected in accordance with this Agreement, or for which the Libor Rate Option or the Fixed Rate Option, whichever is elected, is otherwise prohibited, shall be a Prime Based Rate Advance.

            (d) The Bank Agent shall maintain computerized records reflecting the duration of the related Interest Period (if applicable), and the amount of each payment or prepayment of principal thereon, which records shall constitute prima facie evidence of the information so recorded, PROVIDED, HOWEVER, that failure of the Bank Agent to record, or any error in recording, any such information shall not relieve the Borrower of its obligation to repay the outstanding principal amount of the Term Notes.

            (e) The interest rate on the Term Loan may not be made or continued as, or converted to, the Term Loan Libor Rate if, after giving effect to such action, the aggregate principal amount of the Term Loan having a particular Interest Period is less than One Million Dollars ($1,000,000) in the aggregate or not in a multiple of One Hundred Thousand Dollars ($100,000).

            (f) All Rate Option notices given by the Borrower to the Bank
Agent shall be in writing in the form of the Borrowing Notice or such other form as the Bank Agent may required from time to time, or a Continuation/Conversion Notice, in such form as the Bank Agent may require from time to time.

      2.9  HANDLING OF PAYMENTS.

            (a) All payments to be made by the Borrower hereunder shall be made in Dollars and in immediately available funds to the Bank Agent for the account of the Banks at the Bank Agent's address referred to in Section 10.6 not later than 2:00 p.m. Dayton time on the date on which such payment shall become due. To the extent of availability of funds, all payments will be debited by the Bank Agent from Borrower's designated account on the due dates. Payments received after 2:00 p.m. Dayton time shall be deemed to be payments made prior to 2:00 p.m. Dayton time on the next succeeding Business Day.

            (b) On the day such payments are deemed received, the Bank Agent shall remit to the Banks their pro rata shares of such payments in immediately available funds (based on the relative Commitments of the Banks). If and to the extent the Bank Agent shall not remit to any Bank any amount to be remitted hereunder on the date required, the Bank Agent shall compensate such Bank for the late remittance at a rate per annum equal to the opening federal funds rate paid by the Bank in its regional federal funds market for overnight borrowings from other banks.

            (c) All payments which are available to be applied to the payment of principal pursuant to any Note shall be applied first to the payment of principal as to which the Prime Based Rate is applicable, and then, if all principal as to which the Prime Based Rate is applicable have been paid in full, to the payment of principal as to which the Libor Rate, the Term Loan Libor Rate, or the Fixed Rate is applicable.

      2.10 RATE AFTER MATURITY. Any Obligation not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Prime Based Rate plus four percent (4%) per annum (such rate being the "Default Rate").

      2.11 LENDING INSTALLATIONS. Subject to Section 2.15 hereof, each Bank may book its loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Bank for the benefit of such Lending Installation. Each Bank may, by written or telex notice to the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.12EARLY PAYMENT OF LIBOR LOANS.  If any amount as to which a Libor
Rate Option election is in effect is repaid on a day other than the last day of the applicable Libor Interest Period, or becomes payable on a day other than the last day of the applicable Libor Interest Period due to acceleration or otherwise, Borrower shall pay, on demand by the Bank Agent, such amount (as determined by the Bank) as is required to compensate the Banks for any losses, costs, or expenses which the Banks may reasonably incur as a result of such payment or acceleration, including, without limitation, any loss, cost, or expense (including loss of profit) incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain such amount bearing interest at a Libor Rate.

      2.13 YIELD PROTECTION. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by any Bank therewith,

            (a) subjects any Bank to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of or measured by the overall net income of such Bank), or changes the basis of taxation of payments to any Bank in respect of its Loans or other amounts due it hereunder, or

            (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Rate Advances), or

            (c) imposes any other condition the result of which is to increase the cost to any Bank of making, funding or maintaining loans or reduces any amount receivable by any Bank in connection with loans, or requires such Bank to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by the Banks, or

            (d) affects the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank and the Banks determines the amount of capital required is increased by or based upon the existence of this Agreement or their obligation to make Loans hereunder or of commitments of this type, then, within 15 days of written demand by the Bank in question, the Borrower shall pay such Bank that portion of such increased expense incurred (including, in the case of Section 2.11(d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such changes in regulation after taking into account such Bank's policies as to capital adequacy) or reduction in an amount received which such Bank determines is attributable to making, funding and maintaining the Loan in question and its Commitment.

      2.14 AVAILABILITY OF RATE OPTIONS. If any Bank determines that maintenance of its Libor Rate at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Bank determines that a Rate Option does not accurately reflect the cost of making or maintaining Loans bearing interest at such Rate Option, then the Bank Agent shall suspend the availability of the affected Rate Option.

      2.15 MITIGATION. (a) At any time that any of its Libor Rate Loans are affected by the circumstances described in Section 2.12 or Section 2.13, the Borrower shall either (i) if the affected Libor Rate Loans are to be made pursuant to an Advance, withdraw the related Borrowing Notice by giving the Bank Agent written notice thereof on the same date that the Borrower was notified by a Bank Agent pursuant to Section 2.12 or 2.13, before such Bank's match funds, or (ii) if the affected Libor Rate Loan or Loans are then outstanding, reborrow each Libor Rate Loan so affected (after the maturity thereof) as a Prime Rate Loan or a Fixed Rate Loan.

            (b)     Promptly after giving notice to the Borrower pursuant to
Section 2.12 or Section 2.13, any Bank giving such notice will upon the written request of Borrower specifying an alternate Lending Installation, use its reasonable efforts to designate such Lending Installations as the office from which any of its Loans bearing interest in accordance with such Rate Option will be made after such designation if such designation will avoid the need for, or reduce the amount of, any payment to which such Bank would otherwise be entitled pursuant to Section 2.11 and will not, in the sole discretion of such Bank, be otherwise disadvantageous to such Bank.

      2.16 BANK CERTIFICATES; SURVIVAL OF INDEMNITY. The Bank Agent shall deliver to the Borrower a certificate of the Banks as to the amount due under Sections 2.11, 2.12, and/or 2.13 which certificate shall be prepared in good faith, show in reasonable detail the basis of its calculations and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the certificate shall be payable on demand after receipt by the Borrower of the certificate. The obligations of the Borrower under Sections 2.11, 2.12, and 2.13 shall survive payment of the Obligations and termination of this Agreement.

      2.17 BASIC CONDITIONS TO EACH ADVANCE. The following conditions precedent must be satisfied on each Borrowing Date in order for an Advance to be made:

            (a)   There exists no Event of Default or Unmatured Default;

            (b) The representations and warranties contained in Article 4 are true and correct as of such Borrowing Date except for changes in the Exhibits hereto reflecting transactions permitted by this Agreement; and

            (c) The Borrower has furnished the Bank Agent with a duly completed Borrowing Notice.

      The making of each Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Article 8 and this Section 2.17 have been satisfied.


                                  ARTICLE 3

                                 COLLATERAL

      In order to secure the repayment of the Obligations, Borrower shall execute and deliver, and/or cause to be executed and delivered, the following (the "Security Documents"):

      3.1 The Amended and Restated Security Agreement in the form attached hereto as EXHIBIT 3.1, which shall grant, subject only to Permitted Liens, the Collateral Agent a first and only security interest, on all of the Borrower's Accounts, Inventory, Equipment, General Intangibles, Intellectual Property, Deposit Accounts, Proceeds, Books and Records, and other property defined as Collateral in the Amended and Restated Security Agreement.

      3.2 Landlord's Waivers in the form attached as EXHIBIT 3.2.

      3.3 Open-End Mortgage, Assignment of Rents and Leases, and Security Agreement in the form attached hereto as EXHIBIT 3.3, which shall grant the Collateral Agent a first and only mortgage lien, subject to Permitted Encumbrances, on the Mortgaged Property and the other property described therein.

      3.4 Environmental Compliance and Indemnification Agreement attached hereto as EXHIBIT 3.4 relating to the property described therein.

      3.5 The Stock Pledge Agreements attached hereto as EXHIBIT 3.5 relating to the Dur-O-Wal Limited shares described therein.

      3.6  The Negative Pledge Agreement in the form attached hereto as
EXHIBIT 3.6.

      3.7 The Guarantees executed by DSC in favor of the Banks in the form attached hereto as EXHIBIT 3.7.

      3.8 Such UCC financing statements and other documents as may be determined by the Collateral Agent to be necessary or desirable to grant and perfect a first priority security interest in the Collateral and the property described in the Mortgages, and such other documents and agreements as may be requested by any Bank in connection with the documents listed in
Section 3.1 through 3.5.

      3.9 If requested by the Bank Agent, a Lock Box Agreement in the form prescribed by the Bank Agent.

      3.10The Borrower shall have ninety (90) days from the date of this Agreement within which to obtain and to deliver to the Banks, the Landlord Waivers referred to in Section 3.2 above.


                                  ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES

      To induce the Banks to make the Loan, the Borrower hereby represents and warrants to the Banks as follows:

      4.1 GOOD STANDING. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, existing, and in good standing under the laws of the state or other jurisdiction of their incorporation, and (ii) has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned by it or the transaction of its business makes such qualification necessary.

      4.2 AUTHORITY. The Borrower has full power and authority to enter into this Agreement, to make the borrowing hereunder, to execute and deliver the Notes and the Security Documents, and to perform and comply with the terms and conditions, set forth herein and therein, all of which have been duly authorized by all proper and necessary corporate action of the Borrower. No consent or approval of the shareholders of the Borrower or of any governmental authority is required as a condition to the validity of this Loan Agreement, the Notes, or the Security Documents.

      4.3  SUBSIDIARIES.  Each Subsidiary of Borrower is set forth on
EXHIBIT 4.3 which exhibit sets forth the Subsidiary(s) (i) full corporate name, (ii) the state or other jurisdiction of incorporation, and (iii) the ownership of such entity, by number of shares and percentage of ownership. Each Subsidiary (i) is a corporation duly organized, existing, and in good standing under the laws of the states set forth on EXHIBIT 4.3, and (ii) has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the transaction of its business makes such qualification necessary.

      4.4 BINDING AGREEMENT. This Agreement constitutes, and the Notes and the Security Documents constitute or will constitute when issued and delivered for value received, the valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and general equitable principles.

      4.5 LITIGATION. Except as set forth on EXHIBIT 4.5, there are no proceedings pending or, so far as any person signing below on behalf of the Borrower knows, threatened before any court or administrative agency which would reasonably be expected, if concluded adversely to Borrower or any Subsidiary, result in a Material Adverse Effect, nor, so far as any person signing below on behalf of Borrower knows, is any investigation pending that could lead to any such proceedings, nor does any basis for any proceeding exist.

      4.6 NO CONFLICTING AGREEMENTS. There are no provisions of the Borrower's Articles of Incorporation or Code of Regulations and no provisions of any existing mortgage, deed of trust, indenture, contract, lease, or agreement binding on the Borrower or affecting its property which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Loan Agreement, the Notes, and the Security Documents.

      4.7 FINANCIAL CONDITION. The Borrower's consolidated financial statements, copies of which are attached hereto as EXHIBIT 4.7, were prepared in accordance with GAAP consistently applied and are complete and correct and fairly and accurately present the financial condition of the Borrower, and its consolidated Subsidiaries, as of their date and the results of its operations for the period then ended. There has been no Material Adverse Effect since the date of such financial statements.

      4.8 INFORMATION. All information contained in any financial statement, application, schedule, report, certificate, opinion, or any other document given by the Borrower with any of the Security Documents is in all material respects true and accurate, and the Borrower has not omitted to state any material fact or any fact necessary to make such information not misleading.

      4.9 ASSETS AND PROPERTIES. Upon the execution of the Loan Agreement, the Borrower and its Subsidiaries will have good and marketable title or legal and equitable ownership to all of its assets and properties and there will be no Liens outstanding against any of the assets and properties except Liens in favor of the Collateral Agent and Permitted Liens.

      4.10 TAXES. All taxes imposed upon the Borrower and its Subsidiaries and their properties, operations, and income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof except for those taxes being contested in good faith and by appropriate proceedings by the Borrower, or the Subsidiaries, as the case may be.

      4.11 ERISA. Any Plan established and maintained by the Borrower and any Subsidiary is a qualifying plan under the applicable requirements of ERISA, and there is no current matter which would materially adversely affect the qualified tax-exempt status of any Plan; the Borrower has not engaged in or is engaging in any Prohibited Transaction or has incurred any Accumulated Funding Deficiency in connection with any such Plan, whether or not waived, and no Reportable Event has occurred with respect to any Plan subject to the minimum funding requirements of Section 412 of the Code, no Multiemployer Plan has "terminated," as that term is defined in ERISA; (except with respect to the withdrawal from the National Industrial Group Pension Plan No. 00742 as to which there is no withdrawal liability) the Borrower has not "withdrawn" or "partially withdrawn" from any Multiemployer Plan; and no Multiemployer Plan is in "reorganization" nor has notice been received from the administrator of any Multiemployer Plan that any such Plan will be placed in "reorganization."

      4.12 NAMES OF BORROWER. During the period commencing five (5) years prior to the date of this Agreement the Borrower has not done business under any name other than the name of the Borrower set forth in this Agreement.

      4.13 MARGIN STOCK. The Borrower does not own and has no present intention of acquiring any "margin stock" within the meaning of Regulation U. None of the proceeds of the Loan will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any such statutes.

      4.14 TRADEMARKS, ETC. The Borrower and each of its Subsidiaries possesses all trademarks, trade names, brand names, copyrights, licenses, or rights in any thereof, necessary to the conduct of its business as now conducted, without conflict with the rights or claimed rights of others, except where the failure to do so would not result in a Material Adverse Effect.

      4.15VIOLATION OF LAWS, ETC. Neither the consummation of the Loan nor the use, directly or indirectly, of all or any portion of the proceeds of the Loan hereunder, nor (except where the failure to do so would not result in a Material Adverse Effect) the present or contemplated future operation of the business of Borrower, violates or will violate or result in a violation of any provision of any applicable statute, regulation or order of, or any restriction imposed by the United States of America, any state thereof in which Borrower does business or owns property, or any authorized official, board, department, instrumentality, or agency hereof without limiting the generality of the foregoing.


                                  ARTICLE 5

                             AFFIRMATIVE COVENANTS

      The Borrower covenants and agrees that from the date of execution of this Agreement until all Obligations of the Borrower to the Banks under this Agreement and the other Loan Documents have been fully paid it will (and, with respect to Sections 5.2, 5.11, 5.12, 5.13, and 5.19 will cause its Subsidiaries
to):

      5.1 USE OF LOAN PROCEEDS. Use the proceeds of the Loans for the repayment of the Senior Notes and, in the case of the Revolving Credit Loan, (i) acquisitions as contemplated by Sections 6.8 and 6.9, (ii) capital expenditures permitted by Section 6.10, and (iii) for short term working capital.

      5.2 BOOKS, RECORDS AND INSPECTIONS. Maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP, and give representatives of the Banks access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information which might be helpful to the Banks in evaluating the status of the Loans as it may from time to time request and the Borrower will make available to the Banks for examination copies of any reports, statements or returns which the Borrower may make to or file with any governmental department, bureau or agency, federal or state.

      5.3 ANNUAL FINANCIALS. Furnish to the Banks as soon as available but in no event later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated and consolidating financial statements of the Borrower, including balance sheet, statement of income, statement of shareholder equity and statement of cash flow, for such fiscal year in comparative form with the prior year, fully certified by independent certified public accountants satisfactory to the Banks and containing the opinion of such independent certified public accountants subject only to qualifications satisfactory to the Banks. Such financial statements shall be accompanied by the accountants' statement that no Event of Default, nor any Unmatured Default, exists hereunder, or, if an Event of Default or Unmatured Default exists, specifying the Event of Default or Unmatured Default.

      5.4 INTERIM FINANCIALS. Furnish to the Banks as soon as available but in no event more than thirty (30) days after the end of each calendar month (except the last month of each fiscal year), financial statements, on a consolidated basis, of the Borrower, including balance sheet, statement of income, statement of shareholder equity and statement of cash flow, for such period and year to date in comparative form with the year earlier periods, prepared and certified by the chief financial officer of the Borrower.

      5.5 ACCOUNTS RECEIVABLE AND INVENTORY SCHEDULES. Furnish the Banks, by the 15th of each month (or if such day is not a Business Day, on the next Business Day), a statement of accounts receivable, as of the end of the prior month, of the Borrower in such detail as the Banks may reasonably request, attested by an officer of the Borrower. On each such statement, accounts receivable will be broken down into 30-day, 60-day and 90-day categories. In addition, the Borrower shall furnish the Banks with monthly inventory balances which report shall be in form and substance satisfactory to the Banks.

      5.6 FINANCIAL PROJECTIONS. No later than sixty (60) days after the end of each fiscal year, deliver to the Banks income statement financial projections, in form and substance satisfactory to the Banks, for Borrower's following fiscal year. No later than ninety (90) days after the end of each fiscal year deliver to the Banks balance sheet and statement of cash flow financial projections in form and substance satisfactory to the Banks, for Borrower's following fiscal year. All such financial projections shall be prepared on a consolidated and consolidating basis.

      5.7 PUBLIC FILINGS. Copies of all documents filed by the Company with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 shall be delivered to the Banks promptly after filing with the SEC.

      5.8 OTHER INFORMATION. Furnish to the Banks, promptly from time to time, such information concerning the operations, business, affairs, and financial condition of the Borrower as the Bank may reasonably request.

      5.9 LITIGATION. Promptly upon the commencement thereof, provide the Banks with written notice of any litigation, including arbitrations, and of any proceedings before any governmental agency, involving Borrower or any Affiliate, where the amount exceeds Two Hundred Fifty Thousand Dollars ($250,000) or causes the aggregate of all such claims to exceed Six Hundred Twenty-Five Thousand Dollars ($625,000), to the extent not acknowledged in writing by the insurance carrier to be fully covered by insurance. Notify the Banks of any litigation threatened against the Borrower or any Affiliate that would have a Material Adverse Effect and of the entry of any judgment or lien, other than a Permitted Lien, against any of the assets or properties of Borrower or any Affiliate.

      5.10 PRESERVATION OF PROPERTIES. At all times (a) maintain its properties, whether owned or leased, in good operating condition, and from time to time will make all proper repairs, renewals, replacements, additions, and improvements thereto needed to maintain such properties in good operating condition, (b) comply (i) with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder, and (ii) as more fully set forth in Section
5.13 below, comply with all laws, rules, regulations, and orders applicable to the properties or any part thereof; provided, however, that nothing contained in this Section shall require the making of any repair, renewal, replacement, addition, or improvement to a particular property or the continued maintenance of any property which would not be required in the exercise of sound business judgment.

      5.11 INSURANCE. At all times maintain with well-rated and responsible insurance companies reasonably satisfactory to the Banks such insurance as is required by applicable laws and such other insurance in such amounts, of such types, and against such risks, hazards, liabilities, casualties, and contingencies as is customarily maintained by companies similarly situated, and
(b) file with the Banks upon request a detailed list of the insurance then in effect and stating the names of the insurance companies, the types, the amounts, and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby, and, within thirty (30) days after notice in writing from the Banks, obtain such additional insurance as the Banks may reasonably request. All insurance shall be satisfactory in form and substance to the Banks. The Banks shall be named as an Additional Insured on all liability insurance policies and the Collateral Agent named as a loss payee and secured creditor, pursuant to a lender loss payable endorsement, on all property insurance maintained by Borrower to the extent of the Banks' interest in such property.

      5.12 TAXES. Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, the Borrower will pay and discharge all taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof.

      5.13MAINTAIN EXISTENCE. At all times maintain in full force and effect its corporate existence, rights, privileges, and franchises and will qualify and remain qualified in all jurisdictions where qualification is required.

      The Borrower shall be entitled to physically relocate to a new jurisdiction provided: (i) the Borrower gives thirty (30) days advance written notification to the Banks; (ii) the Borrower qualifies to do business in such jurisdiction; (iii) the Banks have a first perfected security interest in the Collateral in such jurisdiction; and (iv) the Borrower pays all expenses, fees, taxes, and other costs which the Banks incur in perfecting their security interests in such jurisdiction.

      5.14COMPLIANCE WITH LAWS. At all times comply with all applicable federal, state, and local laws, rules, and regulations, and orders of any court or other governmental authority having jurisdiction over Borrower, its business or property except when the failure to do so would not result in a Material Adverse Effect.

      5.15NET WORTH. The Borrower shall have and maintain a minimum consolidated Net Worth as follows:

            (a) From the date of this Agreement through December 30, 1996, Forty Two Million Five Hundred Thousand Dollars ($42,500,000);

            (b) From December 31, 1996 through December 30, 1997, Forty Six Million Dollars ($46,000,000);

            (c) From December 31, 1997 through December 30, 1998, Forty Nine Million Five Hundred Thousand Dollars ($49,500,000);

            (d) From December 31, 1998 and thereafter, Fifty Three Million Dollars ($53,000,000).

The Borrower's Net Worth shall be tested each fiscal quarter in arrears.

      5.16 TANGIBLE NET WORTH.  The Borrower's consolidated negative
Tangible Net Worth shall not exceed Twelve Million Dollars ($12,000,000). The Borrower's Tangible Net Worth shall be tested each fiscal quarter in arrears.

      5.17 SCHEDULE OF SALARIES. On an annual basis, the Borrower shall furnish the Banks with a detailed statement of the salaries, and other compensation, for each official position occupied by its officers. The Borrower shall be entitled to make normal and customary increases to its officers' compensation provided the Borrower is in full compliance with the terms of this Agreement, including, without limitation, all affirmative and negative covenants contained herein.

      5.18 COMPLIANCE CERTIFICATE. Furnish the Banks with the items furnished to the Banks pursuant to Sections 5.3 and 5.4, above, and in no event less frequently than monthly, a duly executed Compliance Certificate.

      5.19 CHECKING ACCOUNT. Borrower will maintain its checking account and lock box with Bank Agent (or an affiliate).

      5.20 ENVIRONMENTAL QUESTIONNAIRE AND DISCLOSURE STATEMENTS. Borrower, and its Subsidiaries, will complete, execute, and deliver to the Collateral Agent an Environmental Questionnaire and Disclosure form ("EQD") as requested by the Collateral Agent. The EQD shall be satisfactorily completed and delivered to the Collateral Agent within ninety (90) days of the execution of this Agreement.

      5.21 ENVIRONMENTAL REPORTS.  Borrower will deliver Phase I
Environmental Reports (in form and substance satisfactory to the Banks) to the Banks with respect to the Mortgaged Properties within forty-five (45) days of the execution of this Agreement.

      5.22 FURTHER ASSURANCES. Upon the request of the Banks, the Borrower shall duly execute and deliver to the Banks such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Banks to carry out more effectively the provisions and purposes of this Agreement.


                                  ARTICLE 6

                             NEGATIVE COVENANTS

      The Borrower covenants and agrees that from the date of execution of this Agreement until all Obligations of the Borrower to the Banks under this Agreement and the other Loan Documents have been fully paid Borrower, and Borrower's Subsidiaries, will not, without the prior written consent of the
Banks:

      6.1 DEBT. Incur any Debt other than: (a) the Loans and any subsequent Debt to the Banks; (b) open account obligations incurred in the ordinary course of business having maturities of less than ninety (90) days; (c) rental and lease payments as permitted by Section 6.2; (d) replacements and refinancings of the foregoing provided the principal amount of Debt so replaced or refinanced is not increased; (e) the Debt identified in EXHIBIT 6.1; and
(f) other indebtedness approved in writing by the Banks.

      6.2 LEASE OBLIGATIONS. Enter into any rental or lease agreement for real or personal property whereby Borrower's lease obligations for any fiscal year would exceed Three Million Dollars ($3,000,000), in the aggregate on a consolidated basis with DSC, for all such obligations.

      6.3 LIENS. Create, assume or permit to exist any Lien upon any assets now owned or hereafter acquired by Borrower or enter into any arrangement for the acquisition of property subject to any conditional sales agreement, except for Permitted Liens.

      6.4 GUARANTIES. Become a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods, or services or otherwise) with respect to, any undertaking of any other Person, other than with respect to the obligations of DSC to the Banks. Notwithstanding the foregoing, the Borrower shall be entitled to guarantee mortgage loans for employees (not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate) on a short-term basis, which are necessary in order to relocate Borrower's employees.

      6.5 AMENDMENTS TO ORGANIZATIONAL DOCUMENTS. Amend or change its Articles of Incorporation or Code of Regulations, recapitalize or otherwise change or adjust its capital stock.

      6.6 ERISA COMPLIANCE. Restate or amend any Plan established and maintained by the Borrower in a manner designed to disqualify such Plan under the applicable requirements of the Code; permit officers of the Borrower to materially adversely affect the qualified tax-exempt status of any Plan of the Borrower; engage in any Accumulated Funding Deficiency, whether or not waived in connection with any Plan; take any action or fail to take any action which causes a termination of any Plan in a manner which could result in the imposition of a lien on the property of the Borrower pursuant to Section 4068 of ERISA; fail to notify the Banks that notice has been received of a termination of any Multiemployer Plan to which the Borrower has an obligation to contribute; incur a complete or partial withdrawal from any Multiemployer Plan to which the Borrower has an obligation to contribute; or fail to notify the Bank that notice has been received from the administrator of any Multiemployer Plan to which the Borrower has an obligation to contribute that any such plan will be placed in "reorganization."

      6.7 PURCHASE OR REDEMPTION OF SECURITIES - DIVIDEND RESTRICTIONS.
Purchase or redeem any shares of its capital stock, declare or pay any dividends thereon (other than stock dividends), make any distribution to shareholders, or set aside any funds for any such purpose, and not prepay, purchase, or redeem any indebtedness of the Borrower other than the Loans. Notwithstanding the foregoing, the Borrower shall be entitled to declare and pay dividends, in the ordinary course of business, to DSC.

      6.8 PROHIBITED INVESTMENTS. Except as otherwise provided below, purchase or hold beneficially any stock, other securities or evidences of indebtedness of, make any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, firm, corporation, trust, association or other entity, except for short term investments of excess working capital invested in one or more of the following: (a) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; (b) investments in certificates of deposit, repurchase agreements, Eurodollar deposits and banker's acceptances from commercial banks having combined capital and surplus greater than One Hundred Million Dollars ($100,000,000) and having a long-term certificate of deposit rating of either A2 by Moody's or A by Standard and Poor's or higher; (c) investments in commercial paper and short-term taxable or tax-exempt instruments, including debt of any state or any political subdivision, assigned either of the two highest ratings by Moody's and Standard & Poor's and maturing within one year; (d) long-term instruments assigned either of the two highest ratings by Moody's or Standard & Poor's, and having either "put" or rate reset features recurring no less often than annually; and (e) investments approved in writing from time to time by the Bank prior to the making thereof.

      The Borrower shall be entitled to purchase or own stock and other securities of, and make loans to any Subsidiary of the Borrower, provided such Subsidiary joins in the execution of the Loan Documents and provided further that the Bank obtain a first perfected security interest in such Subsidiary's Accounts, Inventory, Equipment, General Intangibles, Intellectual Property, Deposit Accounts, and other property defined in the Amended and Restated Security Agreement attached hereto as EXHIBIT 3.1. Further, the Borrower shall be entitled to make investments in joint ventures (whether such joint ventures be structured as partnerships or corporations), in the same primary line of business or an allied product line of the Borrower in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate (all as determined on a consolidated basis with DSC), provided the joint venture entity joins in the execution of the Loan Documents and provided further that the Bank obtain a first perfected security interest in the joint venture entity's Accounts, Inventory, Deposit Accounts, and other property defined in the Security Agreement attached hereto as EXHIBIT 3.1.

      6.9 MERGERS, SALE OF ASSETS, DISSOLUTION, ETC.

            (a) Enter into any transaction of merger or consolidation, or transfer, sell, assign, lease, or otherwise dispose of (other than sales of finished products in the ordinary course of business) all or a substantial part of its properties or assets, or any of its assets or properties necessary for the proper conduct of its business, or any stock or other equity interest in Dur-O-Wal, Inc., or wind up, liquidate or dissolve, or agree to do any of the foregoing.

            (b) Except as otherwise provided, Borrower shall not engage in any acquisitive corporate transaction, whether such transaction is structured as a purchase of assets, a purchase of stock, or statutory merger, without the prior written consent of the Banks. Notwithstanding the foregoing, the Borrower shall be permitted to engage in acquisitive transactions, in its same primary line of business or an allied product line, not exceeding in the aggregate an amount equal to 5% of Borrower's Net Worth without the prior consent of the Banks. In the event the Borrower makes any such acquisition the Banks shall be entitled to a first perfected security interest in the Accounts, Inventory, Equipment, General Intangibles, Intellectual Property, Deposit Accounts, Proceeds, and Books and Records, and other property defined in the Amended and Restated Security Agreement attached hereto as EXHIBIT 3.1, of the entity acquired. In no event shall the Borrower undertake any such acquisition of the stock or substantially all of the assets of another entity unless a majority of the Board of Directors of the selling entity have approved the transaction in writing.

      6.10CAPITAL EXPENDITURES.

           (a) Make capital expenditures in any fiscal year in excess of three percent (3%) of gross sales for that fiscal year; provided, that if actual capital expenditures in any fiscal year are less than the capital expenditures permitted hereby, the difference between permitted capital expenditures (including any carry forward from any previous year) and actual capital expenditures may be carried forward and utilized in any subsequent fiscal year; provided further that Borrower is in full compliance with this Agreement and that after giving pro forma effect to such capital expenditure Borrower would continue to be in full compliance with this Agreement.

         (b) Sale-leaseback transactions and acquisitions permitted under Section 6.9 shall not constitute capital expenditures for purposes of this
Section 6.10.

      6.11EMPLOYEE LOANS. Make any loans to any officer, director, or other employee of the Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

      6.12RATIO OF EBITDA TO CURRENT OBLIGATIONS. The Borrower shall not permit the ratio of Borrower's "EBITDA" to Borrower's "current obligations" to be less than:

           (a)  2.00:1 through 12/30/96;

           (b)  2.50:1 beginning 12/31/96 and continuing through 12/30/97;

           (c) 3.00:1 beginning 12/31/97 and continuing through the Termination Date.

      "Current obligations" shall mean, with respect to each three month period (as provided below), the sum of (a) except as otherwise provided below, the portion of Borrower's Long-Term Debt maturing less than one (1) year after the date of determination; (b) interest expense; and (c) Capitalized Lease payments accrued during the period. During the third year of the Loans, the Loans shall not be considered as having a maturity of less than one (1) year, unless there exists an Event of Default or an Unmatured Default. The interest expense component for the first year of this Agreement shall be computed by annualizing the interest expense on the Borrower's new senior debt as provided by this Agreement. The one-time charge associated with the retirement of Borrower's Senior Notes shall be excluded from the computation of "current obligations."

      This covenant shall be tested quarterly, in arrears, at the expiration of each fiscal quarter of the Borrower, for the twelve (12) month period ending with and including the immediately preceding quarter. Until July 1, 1997, the calculation shall be on an annualized basis based only on the months and/or quarters elapsed during the term of the Loan.

      6.13 TOTAL DEBT TO EBITDA. The Borrower shall not permit the ratio of Borrower's Debt to Borrower's "EBITDA" to exceed the following:

            (a) 5.0:1 from the date of this Agreement through December 30, 1996;

            (b) 4.25:1 beginning December 31, 1996 and continuing through December 30, 1997; and

            (c) 3.5:1 beginning December 31, 1997 and continuing through the Termination Date.

      This covenant shall be tested quarterly, in arrears, at the expiration of each fiscal quarter of the Borrower, for the twelve (12) month period ending with and including the immediately preceding quarter.

      6.14COMPROMISE OF RECEIVABLES. Except for normal trade discounts allowed by Borrower in the normal course of business, and accounts receivable which are over ninety (90) days old from the original invoice date (in which event the Borrower, in the exercise of its sound business discretion, may adjust or compromise such accounts receivable as Borrower deems necessary), Borrower shall not, without the prior consent of the Banks in each instance, except in the ordinary course of Business, on a case by case basis, compromise or adjust any of the accounts receivable (or extend the time for payment thereof) or provide any additional discounts, allowances or credit thereon. Notwithstanding the foregoing, in the event any compromise or adjustment to an account receivable results in the outstanding Loan to be greater than the amount of permissible advances set forth in Section 2.1 above, the foregoing shall result in an "overadvance" which shall be immediately paid by Borrower to the Banks.

      6.15USE OF LOANS. The Borrower does not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

      6.16 MANAGEMENT FEES. Pay any management or similar fees to any Affiliate, other than a management fee to DSC not to exceed One Hundred Thousand Dollars ($100,000) per year.

      6.17 INTERCOMPANY ADVANCES. The maximum amount of intercompany obligations owed by all Subsidiaries to the Borrower (on a consolidated basis) shall not exceed One Million Dollars ($1,000,000).

      6.18 CONSOLIDATED WORKING CAPITAL. The Borrower shall not permit its Consolidated Current Assets to be less than its Consolidated Current Liabilities at any time prior to December 31, 1997, or less than 120% of its Consolidated Current Liabilities at any time thereafter.


                                  ARTICLE 7

                         EVENTS OF DEFAULT; REMEDIES

      7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events for any reason whatsoever (and whether such occurrence be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute an Event of Default:

            (a) the non-payment of any principal, interest or other amount payable under the Notes or any of the other Loan Documents when due, whether by acceleration or otherwise;

            (b) the occurrence of any Event of Default as set forth in the Guarantees executed contemporaneously with this Agreement by DSC in favor of the Banks;

            (c) the default in the due observance of any affirmative covenant, negative covenant or agreement to be kept and performed by the Borrower under the terms of this Agreement (provided however, that so long as Borrower notifies the Banks in writing of any such default immediately after Borrower or any of its agents knew or should have known of the existence of such default, and provided that the default in question is determined by the Banks to be reasonably susceptible of being cured, and provided that Borrower immediately upon giving such notice commences such cure and thereafter diligently pursues said cure to completion; Borrower shall have a period of thirty (30) days after such notice to the Banks to cure such default before such default becomes an Event of Default under this Section 7.1(c); provided further that, notwithstanding the foregoing, if the default hereunder is related to a matter for which a grace period is established by law, agreement or otherwise, any grace period hereunder shall in no event extend beyond any applicable grace period established by such law, agreement or otherwise);

            (d) any representation or warranty made by the Borrower in this Agreement or in the other Loan Documents shall be false or erroneous in any respect or any breach thereof shall have been committed;

            (e) the occurrence of a default by Borrower, or any Affiliate, under any other obligation to the Banks, or any affiliate of the Banks, which extends beyond any applicable grace or cure period, including, without limitation, the occurrence of any Event of Default under the DSC Loan Agreement; provided that no Event of Default shall be deemed to have occurred under this
Section 7.1(e) by reason of a default under Section 7.1(k) of the DSC Loan Agreement unless the event which caused the default under Section 7.1(k) of the DSC Loan Agreement also causes an Event of Default under Section 7.1(k) of this Agreement.

            (f) the occurrence of any Event of Default under the other Loan Documents;

           (g)     (i)       the validity or effectiveness of any Loan
Document or its transfer, grant, pledge, mortgage or assignment by the Borrower or DSC to the Banks or the Collateral Agent is materially impaired;

                   (ii)      the Borrower or DSC asserts that any Loan
Document is not a legal, valid or binding obligation of the party thereto (other than the Banks) enforceable in accordance with its terms; or

                   (iii) the security interest or lien purported to be created by any of the Loan Documents will for any reason cease to be, or be asserted by the Borrower or DSC not to be, a valid perfected lien with the respect to more than a de minimis portion of the Collateral.

            (h) the commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien (except any such tax lien currently being diligently contested in good faith by proceedings for which the Borrower has set aside adequate reserves with respect thereto and for which no foreclosure proceeding, levy, or similar proceeding has commenced) against, any of the assets of the Borrower or any party to the Security Documents;

            (i) the Borrower becomes insolvent or generally does not pay its debts as they become due, or if a petition for relief in a bankruptcy court is filed by the Borrower, or if the Borrower applies for, consents to, or acquiesces in the appointment of a trustee, custodian, or receiver for the Borrower or any of its assets and property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent, or acquiescence, a trustee, custodian, or receiver is appointed for the Borrower or for a substantial part of the assets and property of the Borrower; or any bankruptcy, reorganization, debt arrangement, or other proceedings or case under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted against the Borrower; or the Borrower takes any action to authorize any of the actions described in this paragraph;

            (j) the default in the payment or performance of any Debt in a principal amount of One Hundred Thousand Dollars ($100,000) or greater after giving affect to any applicable grace periods of the Borrower to others; and

            (k) any event that, in the opinion of the Banks, has or may have a material adverse effect on the Collateral, or which has or may have a Material Adverse Effect.

      7.2 REMEDIES.

            (a) Upon the occurrence and during the continuance of any Event of Default, the Banks, shall have the right to, by notice to the Borrower (i) terminate the Commitments and/or (ii) declare the outstanding principal of, and accrued interest on, the Notes, and all other amounts owing under this Agreement and the other Loan Documents, to be immediately due and payable, whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable, PROVIDED that in the case of any event or condition described in Section 7.1(i), the Commitment shall automatically terminate and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

            (b) Upon the occurrence and during the continuance of any Event of Default, the Banks shall have the right to, in addition to the remedies provided in Section 7.2(a), exercise and enforce any and all other rights and remedies available to the Banks, whether arising under this Agreement, the Security Documents, the Notes or under applicable law, in any manner deemed appropriate by the Banks, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement, the Security Documents, or in the Notes or in aid of the exercise of any power granted in this Agreement, the Security Documents, and the Notes.

            (c) Upon the occurrence and during the continuance of any Event of Default, the Banks may at any time and from time to time, without notice to the Borrower (any requirement for such notice being expressly waived by the Borrower) set off and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Banks to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of the Banks, irrespective of whether or not the Banks shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Banks under this Section 7.2(c) are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

            (d) Upon the occurrence and during the continuance of an Event of Default, the Banks shall have the right to adjust the percentage of Eligible Accounts Receivable and Eligible Inventory against which they will advance, if the Banks elect to continue to make Advances, which the Banks shall have no obligation to do, and any such adjustment shall, at the Banks' option, continue to be effective after the Event of Default is cured or waived.

            (e) Upon the occurrence of an Event of Default or an Unmatured Default, the Banks shall have the right to take dominion of all funds of the Borrower and to implement such procedures, including, without limitation, daily reporting on Borrowing Base Certificates as the Banks may deem appropriate in their sole discretion.

            (f) After the existence of an Unmatured Default has been declared by the Banks by written notice to Borrower, and any applicable cure periods have expired without the Unmatured Default having been cured, such that an Event of Default has occurred, no curative action by the Borrower shall be deemed to cure the Event of Default and the Banks shall have no obligation to accept any purported cure of the Event of Default by the Borrower.

      7.3 APPLICATION OF LIQUIDATION PROCEEDS. Notwithstanding any other provision of this Agreement, all funds received by the Banks from the exercise of remedies under this Agreement, the Security Documents, or otherwise, shall, unless otherwise required by applicable law, be applied in the manner set forth as follows:

            (a) First, to the payment of advances by the Banks or the Collateral Agent for the protection and preservation of their liens and the Collateral, and all out-of-pocket expenses (to the extent not paid by the Borrower) and audit fees incurred by or payable to the Bank Agent or the Collateral Agent in connection with the exercise of such rights and remedies, or otherwise pursuant to the Security Documents, including, without limitation, all costs and expenses of collection, attorneys' fees, court costs and foreclosure expenses.

            (b) Next, to the payment of such amounts as may be due and payable under Sections 2.6, 2.12, 2.13, and/or 2.2(c).

            (c) Next, to the payment of late charges and interest then owed to the Banks under or with respect to the Loans, in such order as the Banks may in their sole discretion determine.

            (d) Next, to the payment of the principal balance then owed to the Banks under the Loans and allocated between Prime Rate Based Advances, Libor Rate Advances and Fixed Rate Advances as determined by the Banks.

            (e) Next, to the payment of all other amounts owed by the Borrower to any of the Banks, the Bank Agent, or the Collateral Agent under this Agreement, or any Security Document.

            (f) Next, to the payment of all other amounts owed by the Borrower or any of its Affiliates to the Banks.

            (g) Next, to the Borrower or such other Person as may be legally entitled thereto.


                                  ARTICLE 8

                            CONDITIONS PRECEDENT

      The Banks' obligation to fund Advances and the Term Loan pursuant to
Article 2 of this Agreement is subject to the conditions that:

      8.1 DSC shall have completed an initial public offering of its shares and shall have received at least Twenty Million Dollars ($20,000,000) of net cash proceeds from such offering. The Borrower shall deliver such documents and other papers to the Banks as the Banks may reasonably require in order to ascertain that this condition has been satisfied.

      8.2 There does not exist any condition which would constitute an Event of Default or an Unmatured Default.

      8.3 The representations, affirmative covenants, negative covenants and warranties of the Borrower contained herein are true and correct in all material respects.

      8.4 The Banks shall have been furnished copies, certified by the secretary or assistant secretary of the Borrower, of resolutions of the Board of Directors of the Borrower authorizing, as applicable, the execution of this Agreement, the Notes, and the Security Documents and the other Loan Documents.

      8.5 The Banks shall have received an opinion satisfactory in form and substance to the Banks as to such matters related to the Loan as may be required by the Banks rendered by counsel for the Borrower satisfactory to the Banks.

      8.6 There shall not have occurred, in the opinion of the Banks, any material adverse change in Borrower's business, operations or financial condition.

      8.7 The Banks shall have received title insurance policies in form and substance satisfactory to the Banks with respect to the Mortgaged Property.

      8.8 The Banks shall have audited the Collateral and found the results of such audit to be satisfactory.

      8.9 The Banks shall have received the insurance certificates required to be delivered by Borrower.

      8.10 The Banks shall have filed all Uniform Commercial Code Financing Statements in such jurisdictions as deemed necessary and/or advisable by the Banks.

      8.11 The Banks shall have filed the Mortgage in the jurisdiction set forth in such document.

      8.12 The Banks shall have received Certificates of Good Standing from each jurisdiction (which issues such certificates) in which the Borrower, or any Subsidiary, does business, and a certified copy of the Borrower's, and each Subsidiary's, Articles of Incorporation and Code of Regulation or By-Laws.

      8.13 The Borrower shall have executed and delivered to the Banks the Security Documents and the Borrower shall have complied with the terms thereof.

      8.14 The Borrower shall have paid the Banks all closing and other fees payable hereunder.

      8.15 The Banks shall have received such UCC and related lien searches as the Banks deem necessary and/or advisable and the Banks shall be satisfied with the results of such lien searches.

      8.16 The Borrower shall deliver documents, in form and substance satisfactory to the Banks, to evidence that the Senior Notes are being paid in full with the proceeds of the Loans.

      8.17 The Banks shall have received copies or originals of all other documents which may have been reasonably required in connection with the transactions provided for in this Agreement.

      8.18 The DSC Loan Agreement shall have been executed and delivered by DSC and the Banks and all conditions contained therein satisfied.


                                  ARTICLE 9

                 AGENCY PROVISIONS AND RELATIONSHIP OF BANKS

      9.1 APPOINTMENT. Bank One is hereby appointed as Bank Agent hereunder, and BOA authorizes the Bank Agent to act as the agent of such Bank. BOA is hereby appointed as Collateral Agent hereunder and under the other Loan Documents and Bank One authorizes the Collateral Agent to act as the collateral agent for Bank One. The Bank Agent and the Collateral Agent agree to act as such upon the express conditions contained in this Article 9 and the other Loan Documents. Neither the Bank Agent nor the Collateral Agent shall have a fiduciary relationship in respect of any Bank by reason of this Agreement or any Loan Document.

      9.2 POWERS. The Bank Agent shall have and may exercise such powers hereunder and the Loan Documents as are specifically delegated to the Bank Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Bank Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder or any Loan Document, except any action specifically provided by this Agreement or any Loan Document to be taken by the Bank Agent. The Collateral Agent shall have and may exercise such powers hereunder as are specifically delegated to the Collateral Agent by the terms hereof, and the Security Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder, or any Loan Document, except any action specifically provided by this Agreement, or any Loan Document, to be taken by the Collateral Agent.

      9.3 GENERAL IMMUNITY. Neither the Bank Agent nor any of its directors, officers, agents or employees shall be liable to BOA for any action taken or omitted to be taken by it or them hereunder or under or any Loan Document or in connection herewith except for its or their own gross negligence or wilful misconduct. Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or wilful misconduct.

      9.4  NO RESPONSIBILITY FOR LOANS, RECITALS, ETC.  Neither the Bank
Agent nor the Collateral Agent shall be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in any other Loan Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Loan Document.

      9.5 ACTION ON INSTRUCTIONS OF BANKS. Each of the Bank Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under the other Loan Documents in accordance with written instructions signed by both of the Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

      9.6 EMPLOYMENT OF AGENTS AND COUNSEL. Each of the Bank Agent and the Collateral Agent may execute any of its duties as Agent hereunder or under the other Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each of the Bank Agent and the Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency created hereby and by the other Loan Documents and its duties hereunder and thereunder.

      9.7 RELIANCE ON DOCUMENTS; COUNSEL. Each of the Bank Agent and the Collateral Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Bank Agent or the Collateral Agent, as the case may be, which counsel may be employees of the Bank Agent or the Collateral Agent, as the case may be.

      9.8 BANK AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Banks agree to reimburse and indemnify each of the Bank Agent and the Collateral Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Bank Agent or the Collateral Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Bank Agent or the Collateral Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Bank Agent or the Collateral Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other document delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof of any other Loan Document or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Bank Agent or Collateral Agent, as the case may be.

      9.9 RIGHTS AS A BANK. With respect to its Commitment, Loans made by it and the Note issued to it, each of the Bank Agent and the Collateral Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Bank Agent or Collateral Agent, as the case may be, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include each of the Bank Agent and the Collateral Agent in their respective individual capacities. Each of the Bank Agent and the Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower as if it were not the Bank Agent or Collateral Agent, as the case may be.

      9.10 BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Bank Agent, the Collateral Agent or any other Bank and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Bank Agent, the Collateral Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      9.11 SUCCESSOR AGENT. Each of the Bank Agent and the Collateral Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, and each of the Bank Agent and the Collateral Agent may be removed at any time with or without cause by written notice received by the Bank Agent or the Collateral Agent, as the case may be, from the Banks. Upon any such resignation or removal, with the prior written approval of the Borrower, such consent not to be unreasonably withheld, the Banks shall have the right to appoint, on behalf of the Borrower and the Banks, a successor Bank Agent or Collateral Agent, as the case may be. If no successor Bank Agent or Collateral Agent shall have been so appointed by the Banks and shall have accepted such appointment within thirty days after the retiring Bank Agent's or Collateral Agent's giving notice of resignation, then the retiring Bank Agent or Collateral Agent, as the case may be, may appoint with the prior written consent of the Borrower, such consent not to be unreasonably withheld, on behalf of the Borrower and the Banks, a successor Bank Agent or Collateral Agent, as the case may be. Such successor

Bank Agent or Collateral Agent shall be a commercial bank having capital and retained earnings of at least Fifty Million dollars ($50,000,000). Upon the acceptance of any appointment as Bank Agent or Collateral Agent hereunder by a successor Bank Agent or Collateral Agent, as the case may be, such successor Bank Agent or Collateral Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Bank Agent or Collateral Agent, as the case may be, and the retiring Bank Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Bank Agent's or Collateral Agent's resignation hereunder as Bank Agent or Collateral Agent, as the case may be, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Bank Agent or Collateral Agent, as the case may be, hereunder and under the other Loan Documents.

      9.12 COLLATERAL RELEASES. The Collateral Agent shall be authorized to execute and deliver to the Borrower releases of Collateral (including UCC-3's and such other documents as the Borrower may reasonably require) which have been approved by the Banks in writing.

      9.13 SHARING OF PAYMENTS. The Banks agree among themselves that, in the event that any Bank shall, subsequent to the occurrence and during the continuance of an Event of Default, obtain payment of the principal of or interest on any Loan made by it through the exercise of a right of set-off, banker's lien or counterclaim or by provision of adequate protection of any deposit treated as cash collateral under the federal Bankruptcy Code or otherwise, such payment shall be applied as provided in Section 9.18 through the purchase by such Bank from the other Banks participation in such Loans made by them in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Banks share such payment as provided in Section 9.18. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien or counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Bank so purchasing a participation in such Loans to the Borrower by any other Bank may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Loan made hereunder to the Borrower in the amount of such participation. If any Bank or the Bank Agent shall fail to remit to the Bank Agent or any other Bank an amount payable by such Bank or the Bank Agent to the Bank Agent or such other Bank pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Bank Agent or such other Bank at a rate per annum equal to the rate at which borrowings are available to the payee in its overnight federal funds market.

      9.14 EVENTS OF DEFAULT.  Neither the Bank Agent nor the Collateral
Agent, shall be deemed to have knowledge of the occurrence of any Event of Default, or any Unmatured Default, unless the Bank Agent or the Collateral Agent, as the case may be, has received written notice from a Bank or the Borrower specifying such Event of Default or Unmatured Default and stating that such notice is a notice of Default. In the event that the Bank Agent or the Collateral Agent, as the case may be, receives such a notice, the Bank Agent shall give written notice thereto to the Banks. The Bank Agent or the Collateral Agent, as the case may be, shall take only such action with respect to such Event of Default or Unmatured Default as shall be reasonably directed in writing by both of the Banks; PROVIDED, HOWEVER, that, unless and until the Bank Agent or the Collateral Agent, as the case may be, shall have received such direction, the Collateral Agent, as the case may be, may take such action, or refrain from taking such action, with respect thereto as it shall deem advisable in the best interests of the Banks.

    9.15 CONSENT OF BANKS REQUIRED.       No Agent, nor Bank, shall,
except to the extent it is required to do so under the Loan Documents or by law, without the consent of both of the Banks:

            (a)   agree to modify or amend the Loan Documents; or

            (b)   grant any waivers under the Loan Documents; or

            (c) consent to the placing of any lien on the Collateral other than that created by the Security Documents; or

            (d) release any material collateral for the Loans (provided, however, that Collateral Agent may release Collateral for the Loans without the consent of any Bank in the event that the Collateral released in any calendar year does not have a value of more than Twenty-Five Thousand Dollars ($25,000); or

            (e) consent or agree to any change in the pricing or interest rate or fees applicable of the Loan; or

            (f) consent or agree to postpone the due date of any payment of principal and/or interest under either or both of the Loans; or

            (g) sell or contract to sell any Collateral after acquisition of the title thereto; or

            (h) waive compliance with any condition, covenant or other provision of the Loan Documents; or

            (i) waive any Event of Default that has been declared by notice to Borrower.

      The Collateral Agent shall be entitled to rely conclusively upon a certificate of value executed by an officer of the Borrower in connection with any release of Collateral as set forth in Section 9.15(d) above.

      9.16 EXERCISE OF REMEDIES UNDER THIS AGREEMENT. Notwithstanding any other provision of this Agreement, or the other Loan Documents, the Banks agree among themselves that neither the Bank Agent nor the Collateral Agent will be required to take any action under Section 7.2 of this Agreement, or under the other Loan Documents, unless directed to do so in writing by both of the Banks.

      9.17 EXERCISE OF REMEDIES UNDER ADDITIONAL ARRANGEMENTS.
Notwithstanding any other provision of this Agreement, the Banks agree among themselves that no Bank shall take, or be permitted to take, any action under any other arrangement with Borrower unless permitted to do so in writing by both of the Banks.

     9.18 APPLICATION OF LIQUIDATION PROCEEDS. Notwithstanding any other provision of this Agreement, all funds received by the Bank Agent, the Collateral Agent or any Bank from the exercise of remedies under this Agreement, the Security Documents, or otherwise, shall, unless otherwise required by applicable law, be applied in the manner set forth as follows:

            (a) First, to the payment of advances by the Banks or the Collateral Agent for the protection and preservation of their liens and the Collateral, and all out-of-pocket expenses (to the extent not paid by the Borrower) and audit fees incurred by or payable to the Bank Agent or the Collateral Agent in connection with the exercise of such rights and remedies, or otherwise pursuant to the Security Documents, including, without limitation, all costs and expenses of collection, attorneys' fees, court costs and foreclosure expenses.

            (b) Next, to the payment of such amounts as may be due and payable under Sections 2.6, 2.12, 2.13, and/or 2.2(c).

            (c) Next, to the payment of late charges and interest then owed to the Banks under or with respect to the Loans, in such order as the Banks may in their sole discretion determine, in accordance with their respective pro rata shares.

            (d) Next, to the payment of the principal balance then owed to the Banks under the Loans, in accordance with their respective pro rata shares and allocated between Prime Rate Based Advances, Libor Rate Based Advances and Fixed Rate Advances as determined by the Banks.

            (e) Next, to the payment of all other amounts owed by the Borrower to any of the Banks, the Bank Agent, or the Collateral Agent under this Agreement, or any Security Document, in accordance with their pro rata shares.

            (f) Next, to the payment of all other amounts owed by the Borrower or any of its Affiliates to any of the Banks, the Bank Agent, or the Collateral Agent, in accordance with their respective pro rata shares.

            (g) Next, to the Borrower or such other Person as may be legally entitled thereto.

      As used in this Section, "pro rata shares" with respect to any particular amount owed by the Borrower on the Loan shall mean the proportion which the total of such amount owed by the Borrower to each Bank bears to the total of such amount owed by the Borrower to all of the Banks and, with respect to any other amount owed by the Borrower or any of its Affiliates to the Banks, or any of them, shall mean the proportion which the total of such amount owed by the Borrower and its Affiliates to each Bank bears to the total of such amount owed by the Borrower to all of the Banks.

      9.19 BENEFIT. The provisions of this Article 9 are solely for the benefit of the Bank Agent, the Collateral Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Bank Agent and the Collateral Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.


                                 ARTICLE 10

                        PARTICIPATION; ASSIGNMENTS

      10.1 PARTICIPATION.

           (a) PERMITTED PARTICIPANTS; EFFECT. Subject to this Section 10.1(a), either Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in the Loans, the Notes and any other interest of such Bank under the Loan Documents. In the event of any such sale by a Bank of participating interests to a

Participant, such Bank's obligations under the Loan Documents shall remain unchanged.

            (b) BENEFIT OF SETOFF AND INDEMNITIES. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
Section 7.2(c) in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that the Bank shall retain the right of setoff provided in Section 7.2(c) with respect to the amount of participating interests sold to each Participant, except to the extent such Participant has exercised its right of setoff. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 7.2(c), agrees to share with the Banks, any amount received pursuant to the exercise of its right of setoff pro rata in accordance with the outstanding amount of the Loan held by each. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.2(c), 2.12, 2.13, and 2.15 with respect to its participation in the Commitments and the Libor Rate Advances and Fixed Rate Advances outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Banks would have been entitled to receive in respect of the amount of the participation transferred by such Bank to such Participant had no such transfer occurred.

      10.2 ASSIGNMENTS.

            (a)    PERMITTED ASSIGNMENTS.  Subject to this Section
10.2(a), either Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, in a minimum amount of Five Million Dollars ($5,000,000), assign to one or more banks or other entities ("Purchasers") its rights and obligations under the Loan Documents. Notwithstanding the foregoing, any such assignment to a Purchaser shall be subject to Borrower's prior written consent (which consent shall not be unreasonably withheld or delayed) and, provided, further, neither Bank shall be entitled to assign more than fifty percent (50%) of their total interest in the Loans and the Notes to any Purchaser.


            (b) EFFECT; EFFECTIVE DATE. Upon delivery to Borrower of a notice of assignment, such assignment shall become effective on the effective date specified in such notice of assignment. Borrower shall execute and deliver such amendments and modifications to the Loan Documents the Bank may require in order to reflect and facilitate such assignment.

      10.3 DISSEMINATION OF INFORMATION. The Borrower authorizes each Bank to disclose to any Participant, purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Borrower.


                                 ARTICLE 11

                                  GENERAL

      11.1SURVIVAL OF PROVISIONS. All representations, warranties, covenants and agreements made by the Borrower herein will survive the execution and delivery of this Loan Agreement, the Note, and the Security Documents.

      11.2 RELATIONSHIP OF PARTIES. This Agreement and the Loan Documents shall not in any respect be interpreted, deemed or construed as making the Bank an agent, a partner, or joint venturer with the Borrower, nor shall it be interpreted, deemed or construed as making the Bank the agent or representative of the Borrower, and the Borrower agrees not to make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the Banks. In no event shall the Banks be liable for debts or claims accruing or arising against the Borrower. The relationship of the Banks to the Borrower is that of "lender" and "borrower." The Banks shall not have any fiduciary responsibilities to the Borrower. The Banks undertake no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      11.3NEGOTIATIONS. Each party acknowledges that it has participated in the negotiation of this Agreement and the other Loan Documents, and no provision of this Agreement or the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto or thereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; that the Borrower at all times has had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement and the other Loan Documents, and the Borrower has had the opportunity to review and analyze this Agreement and the other Loan Documents for a sufficient period of time prior to the execution and delivery thereof; that no representations or warranties have been made by or on behalf of the Bank, or relied upon by the Borrower pertaining to the subject matter of this Agreement and the other Loan Documents, other than those that are set forth in this Agreement and the other Loan Documents, and all prior statements, representations and warranties, if any, are totally superseded and merged into this Agreement and the other Loan Documents, which represent the final and sole agreement of the parties with respect to the matters which are the subject hereof and thereof; that all of the terms of this Agreement and the other Loan Documents were negotiated at arm's length, and that this

Agreement and the other Loan Documents were prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the parties upon the others; and that the execution and delivery of this Agreement is the free and voluntary act of the Borrower.

      11.4RIGHTS AND REMEDIES CUMULATIVE. The rights of the Banks arising under the provisions and covenants contained in this Agreement, the Notes, the Security Documents and any other of the Loan Documents, and under applicable law, shall be separate, distinct and cumulative and none of them shall be exclusive of the others. No act of a Bank shall be construed as an election to proceed under any one provision herein or in such other documents to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding.

      11.5WAIVER. No waiver, amendment, release or modification of this Agreement shall be established by conduct or by any oral agreement, custom or course of dealing or by any delay or failure to act, but solely by an instrument in writing duly executed by the Bank. In the event any provision contained in this Agreement should be breached by the Borrower and thereafter be duly waived by the Bank, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

      11.6NOTICES. All notices, demands, requests, consents or approvals required hereunder shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective when (i) deposited in the U.S. Mail if sent certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service, (ii) sent via facsimile, or (iii) in case of any other means of delivery, actually delivered to such party, in each case addressed as set forth below (or at such other address as such party may specify to the other party in writing):

            To Bank One:            Bank One, Dayton, NA
                                    Kettering Tower
                                    P.O. Box 1103
                                    Dayton, Ohio  45401-1103
                                    Attn: Mr. Paul Harris,
                                            Vice President
                                    Fax #: (513) 449-4885

            To BOA:                 Bank of America Illinois
                                    231 South LaSalle Street
                                    Chicago, Illinois 60697
                                    Attn: Mr. Charles A. Gonzalez,
                                            Vice President
                                    Fax #: (312) 828-1974

            To Collateral
            Agent:                  Bank of America Illinois
                                    231 South LaSalle Street
                                    Chicago, Illinois 60697
                                    Attn: Mr. David A. Johanson,
                                            Vice President and
                                            Senior Agency Officer
                                    Fax #: (312) 974-9102

            To the Borrower:        Dur-O-Wal, Inc.
                                    3115 N. Wilke Road, Suite A
                                    Arlington Heights, IL  60004
                                    Attn: Mr. Mario Catani,
                                            President
                                    Fax #: ______________________

            With a Copy To:         Dayton Superior Corporation
                                    721 Richard Street
                                    Miamisburg, Ohio  45342
                                    Attn: Mr. Richard L. Braswell,
                                           Vice President
                                    Fax #: (513) 866-9448

      11.7 PERFORMANCE BY THE BANK. The Banks shall have the right (but not the obligation) to do or cause to be done any reasonable thing which Borrower or any party to the Loan Documents is obligated to do or cause to be done, but has not done or caused to be done, which may in the opinion of the Banks have an adverse effect on the Collateral or a Material Adverse Effect. Borrower shall reimburse the Banks any amounts paid or advanced by the Banks for any cost, expense or fee (including attorney's fees) in connection with any such action and for any cost, expense or fee incurred in connection with the enforcement or exercise of any right or remedy granted the Banks pursuant to the Loan Documents or in connection with any other question or matter arising in connection with the Loan Documents. All such amounts shall be due and payable upon demand and shall bear interest at the default rate specified in Section 2.8 from the date of demand until paid. No such action by the Banks shall be deemed to cure any default by Borrower.

      11.8 FURTHER ASSURANCES. Borrower shall execute and deliver to the Bank such agreements, instruments, documents, financing statements and other writings as may be requested from time to time by the Bank to perfect and to maintain the perfection of the Bank's security title and security interest in and to the Collateral, or to properly evidence the Loan.

      11.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; without limiting the foregoing, the parties agree that this Agreement amends and restates in full that certain

Amended and Restated Loan Agreement between Borrower and Bank One, dated October 16, 1995.

      11.10 COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be regarded as an original, and all of which together shall constitute one and the same instrument, notwithstanding the fact that Borrower and the Banks have not each executed the same instrument.

      11.11 HEADINGS. The headings to the Articles and Sections hereof are for reference only and shall not limit or define in any way the content thereof.

      11.12 REFERENCES. All references in this Agreement to any of the Loan Documents or any other documents or instruments shall be deemed to be references to the Loan Documents or other documents or instruments as the same may from time to time be modified, amended, renewed, consolidated or extended.

      11.13 APPROVAL OF PAPERS. All papers and documents submitted, and those to be prepared and executed in connection with this Agreement, including, without limitation, the Loan Documents, shall be subject to the approval of the Banks and its counsel as to form and substance.

      11.14 SEVERABILITY OF PROVISIONS.  If any provision of this
Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more provisions of this Agreement shall not affect the remaining provisions of this Agreement, or any part thereof.

      11.15 TIME OF ESSENCE. Wherever time is mentioned in this Agreement, it shall be construed to mean that time is of the essence.

      11.16 GENDER AND NUMBER. Whenever used herein, words of any gender shall be construed to include any other gender, and words in the singular shall be construed to include the plural and vice versa, unless the context otherwise requires.

      11.17 BINDING EFFECT.  The terms and provisions of the Loan
Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights under the Loan Documents.

      11.18 LEGAL LIMITATION OF EXTENSIONS OF CREDIT. Anything contained in this Agreement to the contrary notwithstanding, the Bank shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      11.19 TAXES. Any taxes (excluding income taxes) payable or ruled payable by Federal or State authority in respect of the execution and delivery of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      11.20 REIMBURSEMENTS. The Borrower shall reimburse the Banks for any costs, internal charges and out-of-pocket expenses which shall be set forth in a detailed invoice (including reasonable attorneys' fees and time charges of attorneys for the Banks, which attorneys may be employees of the Banks) paid or incurred by the Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Banks, and its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Bank is a party thereto) which they may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided, however, that no such indemnification shall be available if the claim is based upon the gross negligence or wilful misconduct of the Banks. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      11.21 LIABILITY OF BANKS TO BORROWER. The Borrower (i) agrees that the Banks shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Banks, final and not subject to review on appeal, that such losses were the result of acts or omissions on the part of the Banks, constituting gross negligence, wilful misconduct or knowing violations of law and (ii) waives, releases and agrees not to sue upon any claim against the Banks (whether sounding in tort, contract or otherwise) except a claim based upon gross negligence, wilful misconduct or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, the Banks shall have no liability with respect to, and the Borrower hereby waives, releases and agrees not to sue upon any claim for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Banks, final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of the Banks, constituting wilful misconduct or knowing violations of law.

      11.22 JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO
THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN DAYTON OR CINCINNATI, OHIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BANKS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE BANKS OR ANY AFFILIATE OF ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DAYTON OR CINCINNATI, OHIO.

      11.23 WAIVER OF JURY TRIAL.  THE BORROWER AND THE BANKS HEREBY
WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

      11.24 GOVERNING LAW. This Agreement has been negotiated, executed and delivered in Ohio, is to be performed in Ohio and is to be governed by and construed in accordance with the laws (excluding the law of conflicts) of the State of Ohio.

      IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the ____ day of June, 1996.


                                   DUR-O-WAL, INC.


                                    By: ________________________________
                                    Name:_______________________________
                                    Title:______________________________


                                   BANK ONE, DAYTON, N.A. (in its individual
                                    capacity and as Bank Agent)


                                    By: ________________________________
                                    Name:_______________________________
                                    Title:______________________________


                                   BANK OF AMERICA ILLINOIS (in its individual
                                    capacity)


                                    By: ________________________________
                                    Name:_______________________________
                                    Title:______________________________


                                   BANK OF AMERICA ILLINOIS (in its capacity
                                    as Collateral Agent)


                                    By: ________________________________
                                    Name:_______________________________
                                    Title:______________________________



STATE OF OHIO            )
                         ) SS:
COUNTY OF MONTGOMERY     )

      The foregoing Agreement was acknowledged before me this ___ day of ______________, 1996, by ______________________________, as _____________ on
behalf of DUR-O-WAL, INC..


                                          ________________________________
                                          Notary Public

STATE OF OHIO            )
                         ) SS:
COUNTY OF MONTGOMERY     )

      The foregoing Agreement was acknowledged before me this ___ day of _______, 1996, by _____________________, as _____________ on behalf of BANK ONE,
DAYTON, N.A.


                                          ________________________________
                                          Notary Public


STATE OF ___________     )
                         ) SS:
COUNTY OF __________     )

      The foregoing Agreement was acknowledged before me this ___ day of _______, 1996, by _____________________, as _____________ on behalf of BANK OF
AMERICA ILLINOIS.


                                          ________________________________
                                          Notary Public


STATE OF OHIO            )
                         ) SS:
COUNTY OF MONTGOMERY     )

      The foregoing Agreement was acknowledged before me this ___ day of _______, 1996, by _____________________, as _____________ on behalf of BANK OF
AMERICA ILLINOIS as Collateral Agent.


                                          ________________________________
                                          Notary Public